UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Simon Property Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 8, 2011

Dear Fellow Stockholder:

        It is my pleasure to invite you to the 2011 Annual Meeting of Stockholders of Simon Property Group, Inc. This year's meeting will be held on Thursday, May 19, 2011 at 10:00 a.m. (EDT), at our executive offices located at 225 West Washington Street, Indianapolis, Indiana. At the meeting, stockholders will vote on the business items listed in the notice of the meeting, which follows on the next page.

        As we have done for the past three years, we are furnishing proxy materials to many of our stockholders over the Internet. We believe that this e-proxy process expedites stockholders' receipt of proxy materials, lowers our costs and reduces the environmental impact of our annual meeting. On April 8, 2011, we mailed to a majority of our stockholders a Notice containing instructions on how to access our Proxy Statement and 2010 Annual Report to Stockholders and vote online. All other stockholders will receive these materials by mail. The proxy statement contains instructions on how you can (i) receive a paper copy of the proxy statement and annual report, if you only received a Notice by mail, or (ii) elect to receive your proxy statement and annual report over the Internet, if you received them by mail this year.

        Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly.

        You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding all three methods of voting are contained in the proxy statement and on the proxy card.

        I look forward to seeing you at the annual meeting.

Sincerely,

David Simon Chairman of the Board and Chief Executive Officer

Simon Property Group, Inc.
225 West Washington Street
Indianapolis, Indiana 46204

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	10:00 a.m. (EDT) on Thursday, May 19, 2011
PLACE	225 West Washington Street Indianapolis, Indiana 46204
ITEMS OF BUSINESS	(1) To elect eleven directors, including three directors to be elected by the voting trustees who vote the Class B common stock.
(2) To hold an advisory vote on executive compensation.
(3) To hold an advisory vote regarding the frequency of future advisory votes on executive compensation.
(4) To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011.
(5) To transact such other business as may properly come before the meeting.
RECORD DATE	You can vote if you are a stockholder of record on March 21, 2011.
ANNUAL REPORT	Our 2010 annual report to stockholders accompanies but is not part of these proxy materials.
PROXY VOTING	We cordially invite you to attend the meeting, but regardless of whether you plan to be present, please vote in one of these ways:
(1) VISIT THE WEB SITE noted on your proxy card or the Notice of Internet availability of proxy materials to vote via the Internet;
(2) If you receive a printed copy of the proxy materials by mail, USE THE TOLL-FREE TELEPHONE NUMBER shown on your proxy card (this is a free call in the U.S.);
(3) If you receive a printed copy of the proxy materials by mail, MARK, SIGN, DATE AND PROMPTLY RETURN your proxy card in the envelope provided, which requires no additional postage if mailed in the U.S.
Any proxy may be revoked at any time prior to its exercise at the meeting.
ADMISSION TO THE MEETING
Proof of ownership and a form of photo identification will be required for admission to the meeting. For further information on admission, please refer to the question entitled "What do I need to do to attend the meeting in person?" on page 2 of the proxy statement which follows this notice.
By order of the Board of Directors.
April 8, 2011	James M. Barkley Secretary

Simon Property Group, Inc.
225 West Washington Street
Indianapolis, Indiana 46204

PROXY STATEMENT

        This proxy statement and accompanying proxy are being provided to stockholders on or about April 8, 2011 in connection with the solicitation by the Board of Directors of Simon Property Group, Inc. ("Simon," "we," "us," "our" or the "company") of proxies to be voted at the 2011 annual meeting on May 19, 2011.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did some stockholders receive a Notice of Internet Availability of Proxy Materials?

        Certain of our stockholders will receive a Notice of Internet Availability of Proxy Materials, or Notice, which was or will be sent to stockholders on or about April 8, 2011, containing information on the availability of our proxy materials on the Internet. Stockholders who received the Notice by mail will not receive a printed copy of our proxy materials unless requested in the manner described in the Notice. The Notice explains how to access and review this proxy statement and our 2010 Annual Report to Stockholders, and how you may vote by proxy.

What is a proxy?

        A proxy is your legal designation of another person to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the persons named in the proxy card, David Simon and J. Albert Smith, Jr., the authority to vote your shares in the manner you indicate on your proxy card.

Who is qualified to vote?

        You are qualified to vote on all matters presented to the stockholders at the meeting if you own shares of our common stock, par value $.0001 per share, or Class B common stock, par value $.0001 per share, at the close of business on March 21, 2011.

        All of the Class B common shares are subject to a voting trust as to which Herbert Simon and David Simon are the voting trustees. The Board is not soliciting proxies in respect of the Class B common shares.

How many shares may vote at the meeting?

        On March 21, 2011, there were outstanding 293,182,636 shares of common stock and 8,000 shares of Class B common stock. As a result, a total of 293,190,636 shares are entitled to vote (which we refer to in this proxy statement as the "voting shares") on all matters presented to stockholders at the meeting.

How many shares must be present to hold the meeting?

        The presence at the meeting in person or by proxy of holders of shares representing a majority of all the votes entitled to be cast at the meeting, or 146,595,319 voting shares, will constitute a quorum for the transaction of business.

What is the difference between a "stockholder of record" and a "street name" holder?

        These terms describe how your shares are held. If your shares are registered directly in your name with BNY Mellon Shareowner Services, our transfer agent, you are a "stockholder of record." If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a "street name" holder.

How do I vote my shares?

        If you are a "stockholder of record," you have several choices. You can vote your shares by proxy:

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  By mailing your proxy card;

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  Over the telephone; or

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  Via the Internet.

        Please refer to the specific instructions set forth on the Notice or printed proxy materials. For security reasons, our electronic voting system has been designed to authenticate your identity as a stockholder.

        If you hold your shares in "street name," your broker/bank/trustee/nominee will provide you with materials and instructions for voting your shares.

Can I vote my shares in person at the meeting?

        If you are a "stockholder of record," you may vote your shares in person at the meeting. If you hold your shares in "street name," you must obtain a proxy from your broker, bank, trustee or nominee, giving you the right to vote the shares at the meeting.

What do I need to do to attend the meeting in person?

        Proof of stock ownership and some form of government-issued photo identification (such as a valid driver's license or passport) will be required for admission to the meeting. Only stockholders who owned Simon Property Group, Inc. common stock as of the close of business on March 21, 2011 are entitled to attend the meeting.

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  If your shares are registered in your name and you owned Simon Property Group, Inc. common stock as of the close of business on March 21, 2011, you only need to provide some form of government issued photo identification for admission.

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  If your shares are held in a bank or brokerage account, contact your bank or broker to obtain a written legal proxy in order to vote your shares at the meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares, but you can still attend the meeting if you bring a recent bank or brokerage statement showing that you owned shares of common stock on March 21, 2011.

What are my choices when voting?

        Proposal 1—You may cast your vote FOR or AGAINST the nominees for election as directors, or you may ABSTAIN from voting.

        Proposal 2—You may cast your vote FOR or AGAINST the advisory proposal to approve executive compensation, or you may ABSTAIN from voting.

        Proposal 3—On the advisory proposal concerning the frequency of future advisory votes on executive compensation, you may choose to have such votes every (a) 1 YEAR, (b) 2 YEARS, or (c) 3 YEARS, or you may ABSTAIN from voting.

        Proposal 4—You may cast your vote FOR or AGAINST ratifying the appointment of the independent auditor, or you may ABSTAIN from voting.

What are the Board's recommendations on how I should vote my shares?

        The Board recommends that you vote your shares as follows:

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  Proposal 1: FOR all of the nominees for election as directors.

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  Proposal 2: FOR the advisory proposal on executive compensation.

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  Proposal 3: Choose 1 YEAR for the frequency of future advisory votes on executive compensation.

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  Proposal 4: FOR the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm (independent auditors) for the year ending December 31, 2011.

How would my shares be voted if I do not specify how they should be voted?

        If you sign and return a proxy card without indicating how you want your shares to be voted, the persons named as proxies will vote your shares as follows:

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  Proposal 1: FOR all of the nominees for election as directors.

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  Proposal 2: FOR the advisory proposal on executive compensation.

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  Proposal 3: Choose 1 YEAR for the frequency of future advisory votes on executive compensation.

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  Proposal 4: FOR the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm (independent auditors) for the year ending December 31, 2011.

What are broker non-votes?

        A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary authority to vote for that particular proposal and has not received instructions from the beneficial owner as to how to vote its shares. Proposals 1, 2 and 3 all fall into this category. If you do not provide your broker with voting instructions, your shares will not be voted on any of these proposals.

What vote is required to approve each proposal?

        The voting trustees who vote the Class B common stock have advised us that they intend to vote all shares of the Class B common stock FOR the election of all nominees, FOR the advisory proposal on executive compensation, for 1 YEAR on the advisory proposal concerning the frequency of future advisory votes on executive compensation, and FOR the ratification of the appointment of Ernst & Young LLP. Accordingly, to approve each of the proposals, the following votes are required from the holders of voting shares.

Proposal Number	Subject	Vote Required	Impact of Abstentions and Broker Non-Votes, if any
1	election of directors	For the nominees to be elected by the holders of voting shares, approval by a majority of the votes cast. Under our By-Laws, a nominee who receives more AGAINST votes than FOR votes will be required to tender his or her resignation. See "CORPORATE GOVERNANCE MATTERS—Majority Vote Standard for Election of Directors."	Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.
2	advisory vote on executive compensation	A majority of the votes cast.	Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.
3	advisory vote on frequency of future advisory votes on executive compensation	A majority of the votes cast.	Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.
4	ratification of appointment of independent auditors	A majority of the votes cast.	Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.

        All shares entitled to vote at the meeting are entitled to one vote per share.

Why did I receive more than one Notice or proxy card?

        You will receive multiple Notices or cards if you hold your shares in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held by a broker (i.e., in "street name"), you will receive your proxy card or other voting information from your broker, and you will return your proxy card(s) to your broker. You should vote on and sign each proxy card you receive.

Can I change my vote after I have mailed in my proxy card?

        You may revoke your proxy by doing one of the following:

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  By sending a written notice of revocation to our Secretary at 225 West Washington Street, Indianapolis, Indiana 46204 that is received prior to the meeting, stating that you revoke your proxy;

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  By signing a later-dated proxy card and submitting it so that it is received prior to the meeting in accordance with the instructions included in the proxy card(s); or

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  By attending the meeting and voting your shares in person.

Will the results of the advisory vote on executive compensation or the advisory vote on how frequently to conduct future advisory votes on executive compensation be binding on the Company or its board of directors?

        The outcome of the voting on these matters will be advisory only and will not bind or restrict the Board of Directors in any manner when the Board makes decisions on these subjects. The Board could, if it concluded it was in our best interests to do so, choose not to follow or implement the stockholders' advice on either or both matters.

What happens if additional matters are presented at the annual meeting?

        We know of no other matters other than the items of business described in this proxy statement that can be considered at the meeting. If other matters requiring a vote do arise, the persons named as proxies will have the discretion to vote on those matters for you.

Who will count the votes?

        Broadridge Financial Solutions, Inc. will count the votes and will facilitate the engagement of an independent inspector of election. The inspector will be present at the meeting.

Will the meeting be accessible to disabled persons?

        Our executive offices are accessible to disabled persons. Please call us at least five days in advance at 317-685-7330 if you require any special accommodations.

How can I review the list of stockholders entitled to vote at the meeting?

        A list of stockholders entitled to vote at the meeting will be available at the meeting and for ten days prior to the meeting, between the hours of 8:45 a.m. and 4:30 p.m., at our offices at 225 West Washington Street, Indianapolis, Indiana 46204. If you would like to view the stockholder list, please contact our Secretary to schedule an appointment.

Who pays the cost of this proxy solicitation?

        We will pay the cost of preparing, assembling and mailing the proxy materials. We will also request banks, brokers and other holders of record to send the proxy materials to, and obtain proxies from, beneficial owners and will reimburse them for their reasonable expenses in doing so. In addition, we have hired MacKenzie Partners, Inc. to assist in the solicitation of proxies. We will pay MacKenzie Partners a fee of $10,000 for its services.

Is this proxy statement the only way that proxies are being solicited?

        Certain employees or other representatives of the company may also solicit proxies by telephone, facsimile, e-mail or personal contact. They will not be specifically compensated for doing so.

PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information concerning each person (including any group) known to us to beneficially own more than five percent (5%) of any class of our voting securities as of March 21, 2011. Unless otherwise indicated in the footnotes, shares are owned directly and the indicated person has sole voting and investment power.

	Shares(1)
Name and Address of Beneficial Owner	Number of Shares		%(2)
Melvin Simon & Associates, Inc., et al.(3) 225 West Washington Street Indianapolis, IN 46204	36,593,593	(4)	11.26%
The Vanguard Group, Inc.(5) 100 Vanguard Boulevard Malvern, PA 19355	26,470,285		9.03%
BlackRock, Inc.(6) 40 East 52nd Street New York, NY 10022	19,950,997		6.80%
Cohen & Steers, Inc., et al.(7) 280 Park Avenue, 10th Floor New York, NY 10017	19,547,756		6.67%
Vanguard Specialized Funds—Vanguard REIT Index Fund(8) 100 Vanguard Boulevard Malvern, PA 19355	15,483,247		5.28%
FMR LLC(9) 82 Devonshire Street Boston, MA 02109	15,104,232		5.15%

(1)
Voting shares include shares of common stock and Class B common stock. Upon the occurrence of certain events, Class B common stock converts automatically into common shares (on a one-to-one basis). The amounts in the table also include common shares that may be issued upon the exercise of stock options that are exercisable within 60 days as well as the exchange of units of limited partnership interest, or units, of our majority-owned subsidiary, Simon Property Group, L.P., or the Operating Partnership, that are exchangeable either for common shares (on a one-to-one basis) or for cash.

(2)
Assumes the exercise of stock options and exchange of units by the subject holder only.

(3)
This group, or the MSA group, consists of Melvin Simon & Associates, Inc., or MSA, Herbert Simon, David Simon, two voting trusts, the Melvin Simon Family Enterprise Trust under agreement originally dated October 28, 1998, as amended and restated (the "Melvin Simon Trust") and other entities and trusts controlled by or for the benefit of MSA, Herbert Simon or David Simon. Herbert Simon is one of our directors and David Simon is an executive officer and director. MSA is owned 69.06% by the Melvin Simon Trust and 30.94% by a trust for the benefit of Herbert Simon. A total of 3,349,452 common shares included in the amount reported for the group and 8,000 shares of Class B common stock are subject to the two voting trusts as to which Herbert Simon and David Simon are the voting trustees. The Melvin Simon Trust disclaims being party to any group.

(4)
Includes 4,822,230 common shares currently outstanding; 31,513,363 common shares issuable upon exchange of units; 250,000 common shares issuable upon exercise of stock options that are exercisable within 60 days; and 8,000 shares of Class B common stock. Includes 60,246 common shares and 6,675,217 units held by the Melvin Simon Trust. Does not include 4,172,426 units that are held by or for the benefit of Simon family members as to which MSA, Herbert Simon or David Simon do not have voting or dispositive power.

(5)
Based solely on information provided by The Vanguard Group, Inc. in a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2011. The Vanguard Group, Inc. has the sole power to vote 368,917 shares of common stock and dispose of 26,101,368 shares, and shared power to dispose of 368,917 shares. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 368,917 shares of common stock and directs the voting of those shares.

(6)
Based solely on information provided by BlackRock, Inc. in a Schedule 13G/A filed with the Securities and Exchange Commission on February 8, 2011.

(7)
Based solely on information provided by Cohen & Steers, Inc., Cohen & Steers Capital Management, Inc. and Cohen & Steers Europe S.A. in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2011. The Cohen & Steers entities have the sole power to vote 17,124,426 shares of common stock and to dispose of 19,547,756 shares.

(8)
Based solely on information provided by Vanguard Specialized Funds—Vanguard REIT Index Fund in a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2011.

(9)
Based solely on information provided by FMR LLC in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2011. The FMR LLC entities have the sole power to vote 8,492,717 shares of common stock and to dispose of 15,104,232 shares.

CORPORATE GOVERNANCE MATTERS

Policies on Corporate Governance

        Our Board believes that good corporate governance is important to ensure that the company is managed for the long-term benefit of its stockholders. Each year, the Board or one of its committees reviews our Governance Principles, the written charters for each of its standing committees of the Board and our Code of Business Conduct and Ethics and amends them as appropriate to reflect new policies or practices. The current version of each of these documents is available on our Internet website, www.simon.com, in the Investors/Corporate Governance section, and will be provided in print without charge upon written request to our Secretary at 225 West Washington Street, Indianapolis, Indiana 46204.

        We will also either disclose on Form 8-K or post on our Internet website any substantive amendment to, or waiver from, a provision of the Code of Business Conduct and Ethics that applies to any of our directors or executive officers.

Board Leadership Structure

        Since 2007, David Simon has served as both Chairman of the Board of Directors and Chief Executive Officer. The Board of Directors believes that having David Simon fill these two leadership roles continues to be an appropriate and efficient leadership structure. Combining the Chairman and Chief Executive Officer roles facilitates clear leadership responsibility and accountability, effective decision-making, and a cohesive corporate strategy.

        Because David Simon holds the position of Chairman, the Board has also designated a Lead Independent Director who presides over the regularly conducted executive sessions of the independent directors, plays an active role in setting Board agendas and facilitates interactions between the independent directors and the senior management team. The Board of Directors re-evaluates our leadership structure on an ongoing basis and may change it as circumstances warrant.

Board's Role in Oversight of Risk Management

        While risk management is primarily the responsibility of our management, the Board of Directors provides overall risk oversight focusing on the most significant risks facing us. We have implemented a company-wide enterprise risk management process to identify and assess the major risks we face and develop strategies for controlling, mitigating and monitoring risk. As part of this process, we gather information throughout our company to identify and prioritize these major risks. The identified risks and mitigation strategies are validated with management and presented to the Audit Committee on an ongoing basis.

        Examples of major risks we have identified are our ability to access capital, changes in economic conditions and consumer spending, the risks from competition from other shopping venues, including internet sales, tenant bankruptcies and our ability to renew leases and otherwise lease space.

        The Audit Committee has standing agenda items for several of its meetings each year relating to its responsibilities in this process and reports on these items to the full Board. Our Vice President of Audit Services (who is also responsible for our internal audit function) is responsible for supervising the enterprise risk management process and in that role reports directly to the Audit Committee. Other members of senior management who have responsibility for designing and implementing various aspects of our risk management process also regularly meet with the Audit Committee. The Audit Committee discusses our major financial risk exposures with our Chief Executive Officer and Chief Financial Officer and receives reports from other members of senior management with regard to other identified risks.

        The Compensation Committee is responsible for overseeing any risks relating to our compensation policies and practices. Specifically, the Compensation Committee oversees the design of incentive compensation arrangements of senior management to implement our pay for performance philosophy without encouraging or rewarding excessive risk taking by our executives. Additional information concerning risks relating to our compensation policies and practices is provided on page 43 of this proxy statement.

        Management conducts additional reviews of risks as needed or as requested by the Board or Audit Committee.

Director Independence

        The Board has adopted standards to assist it in making determinations of director independence. These standards incorporate, and are consistent with, the definition of "independent" contained in the New York Stock Exchange listing rules. These standards are included in our Governance Principles, which are available on our Internet website, www.simon.com, as described above. The Board has affirmatively determined that each of the persons nominated for election as directors by the holders of voting shares meets these standards and is independent.

        Herbert Simon, David Simon and Mr. Sokolov are our employees and, accordingly, are not considered independent directors.

Majority Vote Standard for Election of Directors

        Our By-Laws provide for a majority voting standard for the election of directors. This means that any director who, in an uncontested election, receives a greater number of "against" votes than "for" votes must promptly tender his or her resignation to the Board of Directors, subject to its acceptance. The Governance and Nominating Committee will promptly consider the resignation and recommend to the Board whether to accept or reject it. Both the committee and the Board may consider any factors they deem appropriate and relevant to their actions.

        The Board will act on the tendered resignation, taking into account the Governance and Nominating Committee's recommendation. The affected director cannot participate in any part of the process. We will publicly disclose the Board's decision by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication within 90 days after the vote is certified.

        In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the votes cast by the holders of shares entitled to vote on the election of directors, provided a quorum is present.

Nominations for Directors

        The Governance and Nominating Committee will consider director nominees recommended by stockholders. A stockholder who wishes to recommend a director candidate should send such recommendation to our Secretary at 225 West Washington Street, Indianapolis, Indiana 46204, who will forward it to the committee. Any such recommendation should include a description of the candidate's qualifications for Board service, the candidate's written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the stockholder and the candidate for more information. A stockholder who wishes to nominate an individual as a director candidate at the annual meeting of stockholders, rather than recommend the individual to the Governance and Nominating Committee as a nominee, must comply with the advance notice requirements for stockholder nominations set forth in our By-Laws.

        Our Governance Principles provide that all candidates for election as members of the Board should possess high personal and professional ethics, integrity and values and be committed to representing the long-term interests of our stockholders and otherwise fulfilling the responsibilities of directors as described in our Governance Principles. Our Governance Principles further provide that our directors should not serve on more than four boards of public companies, including our Board, unless the Board or Governance and Nominating Committee determines that serving on more than four boards does not impair the ability of the director to serve as an effective member of our Board. In recommending candidates to the Board for election as directors, the Governance and Nominating Committee will consider the foregoing minimum qualifications as well as each candidate's credentials, keeping in mind our desire, as stated in our Governance Principles, to have a Board representing diverse experiences and backgrounds, as well as expertise in or knowledge of specific areas that are relevant to our business activities.

Director Qualifications

        The Board of Directors believes that its members should exhibit high standards of independent judgment and integrity, have a strong record of achievement, have an understanding of our business and the competitive environment in which we operate, and have diverse experiences and backgrounds. Directors should be committed to enhancing stockholder value on a long-term basis and have sufficient time to carry out their duties.

        In addition, the Board of Directors has determined that the Board as a whole should strive to have the right mix of characteristics and skills necessary to perform its oversight responsibilities on an effective basis. The Board believes that directors with skills, such as the following, can assist in meeting this goal:

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  leadership of large, complex organizations;

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  accounting and finance;

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  capital markets;

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  retail marketing;

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  strategic planning;

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  relevant industries, especially real estate acquisitions, development and operations;

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  banking;

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  legal and corporate governance;

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  government and governmental relationships; and

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  international business.

Communications with the Board

        The Board has implemented a process by which our stockholders and other interested parties may communicate with one or more members of our Board, its committees or the independent directors as a group in a writing addressed to Simon Property Group, Inc., Board of Directors, c/o Secretary, 225 West Washington Street, Indianapolis, Indiana 46204. The Board has instructed our Secretary to promptly forward all such communications to the specified addressees thereof.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our directors, executive officers and beneficial owners of more than 10% of our capital stock to file reports of ownership and changes of ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based on our records and other information, we believe that during the year ended December 31, 2010 all applicable Section 16(a) filing requirements were met.

TRANSACTIONS WITH RELATED PERSONS

Policy

        On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire which requires disclosure of any transactions with us in which the director or executive officer, or any member of his or her immediate family, has an interest. Pursuant to our Code of Business Conduct and Ethics, which is available in the Investors/Corporate Governance section of our Internet website at www.simon.com, the Audit Committee must review and approve all related person transactions in which any executive officer, director, director nominee or more than 5% stockholder of the company, or any of their immediate family members, has a direct or indirect material interest. Pursuant to the charter of the Audit Committee, which is available in the Investors/Corporate Governance section of our Internet website at www.simon.com, the Audit Committee may not approve a related person transaction unless (1) it is in or not inconsistent with our best interests and (2) where applicable, the terms of such transaction are at least as favorable to us as could be obtained from an unrelated third party.

        Our general counsel is charged with reviewing any conflict of interest involving any other employee.

Transactions with the Simons

        We are a party to noncompetition agreements with Herbert Simon and David Simon. Pursuant to such agreements and except as set forth below, Herbert Simon is prohibited from engaging in the shopping center business in North America other than through the company or as a passive investor until the date that he is no longer one of our directors or officers, and David Simon is prohibited from engaging in the shopping center business in North America other than through the company and, with certain exceptions, for two years after he resigns or is terminated for cause. These restrictions will not prohibit them from owning an interest in two shopping centers that were not contributed to the Operating Partnership at the time of our predecessor's initial public offering in 1993. It is anticipated that such commitments will not, in the aggregate, involve a material amount of time, but no assurance can be given in this regard. In addition, Herbert Simon may continue to pursue other investment activities in which he is currently engaged.

        We manage the shopping centers referred to above pursuant to management agreements that provide for a management fee and reimbursement of our direct and indirect costs. In 2010, we received $4,308,122 in fees and reimbursements for managing these centers. Seventy-one percent (71%) of these fees are paid by a shopping center in which Herbert Simon, David Simon and affiliated persons, collectively, the Simons, have a 50% interest. Although some of the agreements were not negotiated on an arms-length basis, they have been reviewed and approved by the Audit Committee in accordance with our policy described above.

        We provide MSA with office space and legal, human resource administration, property specific financing and other support services in exchange for MSA's payment to us for the cost of those services. In 2010, MSA paid us $1,250,000 as MSA's share of the cost of these services. We also reimburse entities owned by MSA and David Simon, respectively, for our business use of the aircraft owned and operated by such entities. Our reimbursement for aircraft use is based upon a below market hourly cost of operating each of the aircraft in question and the verified number of hours of our use, plus reimbursement for certain out-of-pocket expenses. For our business use of aircraft in 2010, we reimbursed MSA $463,200 and David Simon's company $378,245. In addition, we reimbursed MSA $92,300 for maintenance, pilot and other support services that MSA provided with respect to our use of David Simon's company's aircraft. These payments and reimbursements were reviewed and approved by the Audit Committee.

        Our Charter requires that at least a majority of our directors be neither our employees nor members or affiliates of members of the Simons. Our Charter further requires that transactions involving us in our capacity as general partner of the Operating Partnership, in which any of the Simons has an interest must, in addition to any other vote that may be required, be approved in advance by a majority of such "independent directors".

Other Transactions

        Some of the limited partners of the Operating Partnership guaranteed a portion of the mortgage debt obligations on certain properties through foreclosure guarantees. The underlying mortgage debt obligations were repaid in full during 2010, so there were no such guarantees outstanding at December 31, 2010. In each case, the loans (which are without recourse against us and our affiliates) were made by unrelated third party institutional lenders and the guarantees are for the benefit of each lender. In the event of foreclosure of the mortgaged property, the proceeds from the sale of the property are first applied against the amount of the guarantee and also reduce the amount payable under the guarantee. To the extent the sale proceeds from the disposal of the property do not cover the amount of the guarantee, then the limited partner is liable to pay the difference between the sale proceeds and the amount of the guarantee so that the entire amount guaranteed to the lender is satisfied. In addition, some of the limited partners have executed capital contribution obligation agreements which guarantee a portion of our third-party unsecured non-recourse debt obligations. In the event these loans are called, the proceeds realized from the lenders' exercise of their remedies would be applied against and reduce the amount of the contribution obligation. To the extent the proceeds from the exercise of lenders' remedies are less than the amount of the contribution obligation, the limited partner would be obligated to make a capital contribution in an amount equal to the shortfall in the proceeds. During 2010, the following directors, executive officers and beneficial owners of more than 5% of any class of our voting securities provided guarantees totaling a maximum of $63.8 million of the Operating Partnership's mortgage debt obligations: MSA, wholly owned subsidiaries of MSA, the estate of Melvin Simon, Herbert Simon, David Simon and other members of the Simon family.

MEETINGS AND COMMITTEES OF THE BOARD

Meetings and Attendance

        Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board of Directors are kept informed of our business through discussions with our Chairman and Chief Executive Officer, other executive officers and our Lead Independent Director, by reviewing materials provided to them, by visiting our offices and properties, and by participating in meetings of the Board and its committees. Directors are also expected to use reasonable efforts to attend the annual meeting of stockholders. All directors attended the 2010 annual meeting. During 2010, the Board of Directors met 9 times. The Board conducts many of its oversight responsibilities through four standing committees, including an Audit Committee, a Compensation Committee, a Governance and Nominating Committee and an Executive Committee. During 2010, all directors participated in 75% or more of the aggregate number of meetings of the Board and the committees on which they served.

Executive Sessions of Independent Directors

        The independent directors meet in executive session without management present in connection with each regularly scheduled Board meeting. During 2010, the independent directors held 4 executive sessions that were not in connection with a Board meeting. The Lead Independent Director, J. Albert Smith, Jr., presides over these executive sessions. He also helps to set agendas for Board meetings and serves as a liaison between the independent directors and the senior management team.

Committee Membership

        The table below provides current membership information for each of the standing committees of the Board.

Name	Audit	Compensation	Governance and Nominating	Executive
Melvyn E. Bergstein	X	X(1)
Linda Walker Bynoe		X	X
Larry C. Glasscock	X		X
Karen N. Horn, Ph.D.		X	X(1)
Allan Hubbard		X	X
Reuben S. Leibowitz	X	X
David Simon				X(1)
Herbert Simon				X
Daniel C. Smith, Ph.D.	X		X
J. Albert Smith, Jr.(2)	X(1)	X(3)
Richard S. Sokolov				X
Number of 2010 Meetings	9	6	3	0

(1) Chair
(2) Lead Independent Director
(3) Interim Chair

The Audit Committee

        The Audit Committee assists the Board in monitoring the integrity of our financial statements, the qualifications, independence and performance of our independent registered public accounting firm, the performance of our internal audit function and our compliance with legal and regulatory requirements. The Audit Committee has sole authority to appoint, subject to stockholder ratification, or replace our independent registered public accounting firm and pre-approves the auditing services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms thereof. The Audit Committee has authority to retain legal, accounting or other advisors. The Audit Committee reviews and discusses with management and our independent registered public accounting firm our annual audited financial statements, our quarterly earnings releases and financial statements, significant financial reporting issues and judgments made in connection with the preparation of our financial statements and any major issues regarding the adequacy of our internal controls. It also issues the report on its activities which appears on pages 30-31 of this proxy statement. The charter of the Audit Committee requires that each member meet the independence and experience requirements of the New York Stock Exchange, the Exchange Act and the rules and regulations of the Securities and Exchange Commission.

        The Board of Directors has determined that each of the current members of the Audit Committee qualifies as an "audit committee financial expert" as defined by rules of the Securities and Exchange Commission.

The Compensation Committee

        The Compensation Committee (1) sets remuneration levels for our executive officers, (2) reviews significant employee benefit programs, (3) establishes and administers our executive compensation programs and our stock incentive plan, (4) discusses with management the Compensation Discussion and Analysis, and, if appropriate, recommends its inclusion in our annual report on Form 10-K and proxy statement and (5) issues the report on its activities which appears on page 32 of this proxy statement. The charter of the Compensation Committee requires that each member meet the independence requirements of the New York Stock Exchange and the rules and regulations of the Securities and Exchange Commission.

        The Compensation Committee has authority to retain the advice and assistance of compensation consultants and legal, accounting or other advisors. The Compensation Committee has retained Frederic W. Cook & Co., Inc., or Cook, as its independent compensation consultant to assist in the design of our executive compensation programs and to provide the Compensation Committee with executive compensation data from other companies of comparable size. In addition, the Compensation Committee reviews and takes into consideration the recommendations of management when making determinations on the compensation of all executive officers other than our Chairman and Chief Executive Officer. As discussed in "COMPENSATION DISCUSSION AND ANALYSIS—Role of Management in Compensation Decisions", these recommendations are initially developed by our human resources department and are then reviewed by our Chairman and Chief Executive Officer, who may make adjustments based upon his subjective assessment of the executive's performance.

        In March 2011, due to the illness of the Chairman of the Compensation Committee, the Board appointed J. Albert Smith, Jr., the Lead Independent Director, to the committee and designated him as Interim Chair.

Compensation Committee Interlocks and Insider Participation

        No member of the Compensation Committee during 2010 was an officer, employee or former officer of us or any of our subsidiaries or had any relationship requiring disclosure in this proxy statement pursuant to Securities and Exchange Commission regulations. None of our executive officers served as a member of a compensation committee or a director of another entity under the circumstances requiring disclosure in this proxy statement pursuant to Securities and Exchange Commission regulations.

The Governance and Nominating Committee

        The Governance and Nominating Committee nominates persons to serve as directors and, in accordance with our Governance Principles, proscribes appropriate qualifications for Board members. The committee develops and recommends to the Board the Governance Principles applicable to the company and the Board, leads the Board in its annual evaluation of the Board's performance, oversees the assessment of the independence of each director and makes recommendations regarding compensation for non-employee directors. Members of the Governance and Nominating Committee are responsible for screening director candidates, but may solicit advice from our Chief Executive Officer and other members of the Board. The Governance and Nominating Committee has the authority to retain legal, accounting or other advisors, and has sole authority to approve the fees and other terms and conditions associated with retaining any such external advisors. The charter of the Governance and Nominating Committee requires that each member meet the independence requirements of the New York Stock Exchange.

The Executive Committee

        The Executive Committee can exercise all of the authority of the full Board of Directors except for those matters which Delaware law or our organizational documents require the full Board of Directors to act. The Executive Committee can approve any acquisition, disposition or investment in real estate in which our proportionate share of the transaction is less than $100 million. If our share is greater than $100 million, but less than $250 million, the Executive Committee can only approve the transaction with the consent of the Lead Independent Director. In addition, the Executive Committee can approve any financing or refinancing transaction in which our proportionate share is less than $500 million. Actions taken by the Executive Committee are reported to the full Board of Directors at its next meeting.

PROPOSAL 1—ELECTION OF DIRECTORS

        The Board of Directors currently consists of eleven members. Based on the recommendation of the Governance and Nominating Committee, the Board has nominated the following eight persons listed below as "Nominees for Director to be Elected by Holders of Voting Shares." All of the nominees are current directors. The voting trustees who vote the Class B common shares have nominated the three persons listed below as "Nominees for Director to be Elected by the Voting Trustees Who Vote the Class B Common Stock." All of these three nominees are currently Class B directors.

        Our employment agreement with Mr. Sokolov contemplates that he will be elected to the Board of Directors and the voting trustees who vote the Class B common shares have agreed to elect Mr. Sokolov to the Board.

        We expect each nominee for election as a director will be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees.

        The names, principal occupations and certain other information about the nominees for director, as well as key experiences, qualifications, attributes and skills that led the Governance and Nominating Committee to conclude that such person is currently qualified to serve as a director are set forth on the following pages.

Security Ownership of Directors and Officers

        As of March 21, 2011, the nominees and our named executive officers:

  •
  owned beneficially the indicated number and percentage of common shares and Class B common stock treated as a single class; and

  •
  owned beneficially the indicated number and percentage of units which are exchangeable for common shares on a one-for-one basis or cash, as determined by the Board.

        Unless otherwise indicated in the footnotes on page 27, shares or units are owned directly and the indicated person has sole voting and investment power.

Name and Age as of the May 19, 2011 Meeting Date		Position, Principal Occupation, Business Experience Directorships and Board Qualifications(1)	Number of Shares(2)(3)(4) and Units, and Percent of Shares(5) and Units(6) Beneficially Owned as of March 21, 2011

NOMINEES FOR DIRECTOR TO BE ELECTED BY HOLDERS OF VOTING SHARES

Melvyn E. Bergstein	69
		Chairman of the Board of Directors of Diamond Management & Technology Consultants, Inc., or Diamond, a management and advisory firm, from 2006 until November 2010, at which time Diamond was sold to PricewaterhouseCoopers LLC. Previously served as Chairman and CEO of Diamond and its predecessors, Diamondcluster, Inc. and Diamond Technology Partners, Inc. since its founding in 1994. From 1968 to 1989, Mr. Bergstein served in several capacities with Arthur Andersen & Co.'s consulting division (now Accenture). Our director since 2001.	Shares: 24,576 Percent of Shares: * Units: 0 Percent of Units:—

		Board Qualifications—As the co-founder of a publicly-held consulting company of which he served as its chief executive officer or the chief executive officer of its predecessors for many years, Mr. Bergstein has gained experience in finance, investor relations, compensation and strategic planning. He was director of one of the country's leading consulting firms. He has executed major consulting engagements with other companies operating in a wide range of businesses. He has served on the board of directors and as chairman of the oversight committee of a publicly-held company. He serves on our Audit Committee and Compensation Committee which he has chaired for a number of years. The Board of Directors has determined that he is an "audit committee financial expert."

Name and Age as of the May 19, 2011 Meeting Date		Position, Principal Occupation, Business Experience Directorships and Board Qualifications(1)	Number of Shares(2)(3)(4) and Units, and Percent of Shares(5) and Units(6) Beneficially Owned as of March 21, 2011

NOMINEES FOR DIRECTOR TO BE ELECTED BY HOLDERS OF VOTING SHARES (continued)

Linda Walker Bynoe	58
		President and Chief Executive Officer of Telemat Ltd., a management consulting firm, since 1995 and prior to that Chief Operating Officer since 1989. Ms. Bynoe served as a Vice President-Capital Markets for Morgan Stanley from 1985 to 1989, joining the firm in 1978. Ms. Bynoe serves as a director of Anixter International, Inc., Northern Trust Corporation and Prudential Retail Mutual Funds and also serves on the Board of Trustees of Equity Residential. She previously served as a director of Dynegy, Inc. Our director since 2003.	Shares: 14,032 Percent of Shares: * Units: 0 Percent of Units:—

		Board Qualifications—Ms. Bynoe served as the chief executive officer of a project management and consulting firm for over fifteen years. She has a broad range of consulting and investment experience and has developed expertise in accounting, financial reporting and corporate governance by serving on audit, compensation and risk committees of other public companies. She has many years of experience as a director of financial services and other complex corporations, including real estate investment trusts ("REITs"), which make her well-suited to serve on our Board. Ms. Bynoe received her M.B.A. from Harvard University. She has served as a director of several other publicly-held companies and brings those experiences to her service on the Board as well as our Compensation Committee and Governance and Nominating Committee.

Name and Age as of the May 19, 2011 Meeting Date		Position, Principal Occupation, Business Experience Directorships and Board Qualifications(1)	Number of Shares(2)(3)(4) and Units, and Percent of Shares(5) and Units(6) Beneficially Owned as of March 21, 2011

NOMINEES FOR DIRECTOR TO BE ELECTED BY HOLDERS OF VOTING SHARES (continued)

Larry C. Glasscock	63
		Former Chairman of WellPoint, Inc., a healthcare insurance company, from November 2005 to March 2010. Mr. Glasscock also served as President and Chief Executive Officer of WellPoint, Inc. from 2004 to 2007. Mr. Glasscock previously served as Chairman, President and Chief Executive Officer of Anthem, Inc. from 2003 to 2004 and served as President and Chief Executive Officer of Anthem, Inc. from 2001 to 2003. Mr. Glasscock is a director of Zimmer Holdings, Inc., Sprint Nextel Corporation and Sysco Corporation and previously served as a director of WellPoint, Inc. Our director since 2010.	Shares: 1,094 Percent of Shares: * Units: 0 Percent of Units:—

		Board Qualifications—Mr. Glasscock served as the chief executive officer of the nation's leading health benefits company for many years. He has experience in leading a large public company, setting and implementing strategic plans, developing and implementing turnaround and growth strategies, and developing talent and participating in successful leadership transitions. Mr. Glasscock also has experience leading acquisitions of companies, particularly over the last 10 years. In addition, he also worked in financial services for 20 years, and can identify meaningful metrics to assess a company's performance. He also serves, and has served, for over 15 years as a director of other companies. Mr. Glasscock serves on our Governance and Nominating Committee and Audit Committee and has been designated an "audit committee financial expert."

Name and Age as of the May 19, 2011 Meeting Date		Position, Principal Occupation, Business Experience Directorships and Board Qualifications(1)	Number of Shares(2)(3)(4) and Units, and Percent of Shares(5) and Units(6) Beneficially Owned as of March 21, 2011

NOMINEES FOR DIRECTOR TO BE ELECTED BY HOLDERS OF VOTING SHARES (continued)

Karen N. Horn, Ph.D.	67
		Retired President, Global Private Client Services and Managing Director, Marsh, Inc., a subsidiary of MMC, having served in these positions from 1999 to 2003. Prior to joining Marsh, she was Senior Managing Director and Head of International Private Banking at Bankers Trust Company; Chairman and Chief Executive Officer, Bank One, Cleveland, N.A.; President of the Federal Reserve Bank of Cleveland; Treasurer of Bell of Pennsylvania; and Vice President of First National Bank of Boston. Ms. Horn has served as Senior Managing Director of Brock Capital Group, a corporate advisory and investment banking firm, since 2003 and serves as a director of Eli Lilly and Company, Norfolk Southern Corporation and T. Rowe Price Mutual Funds. She is also Vice Chairman of the U.S.-Russia Foundation and a member of the Executive Committee of the National Bureau of Economic Research. She previously served as a director of Georgia-Pacific Corporation and Fannie Mae. Our director since 2004.	Shares: 12,274 Percent of Shares: * Units: 0 Percent of Units:—

		Board Qualifications—Dr. Horn has more than 30 years of experience in international finance and management, including her service as president of the Federal Reserve Bank of Cleveland and as a senior executive of a number of financial institutions. These experiences provide her with expertise in financial management and economic policy and an in-depth knowledge of the capital markets in which we actively participate. Dr. Horn serves as a director of several other publicly-held companies. She is a member of our Compensation Committee and Governance and Nominating Committee which she chairs.

Name and Age as of the May 19, 2011 Meeting Date		Position, Principal Occupation, Business Experience Directorships and Board Qualifications(1)	Number of Shares(2)(3)(4) and Units, and Percent of Shares(5) and Units(6) Beneficially Owned as of March 21, 2011

NOMINEES FOR DIRECTOR TO BE ELECTED BY HOLDERS OF VOTING SHARES (continued)

Allan Hubbard	63
		Co-Founder and Chief Executive Officer of E&A Industries, Inc., a privately-held holding company which acquires and operates established manufacturing companies. Mr. Hubbard served as Assistant to the President for Economic Policy and director of the National Economic Council for the George W. Bush administration. He also served as Executive Director of the President's Council of Competitiveness for the George H.W. Bush administration. Mr. Hubbard is a director of PIMCO Equity Series and PIMCO Equity Series VIT and previously served as a director of WellPoint, Inc. Our director since 2009.	Shares: 5,736 Percent of Shares: * Units: 0 Percent of Units:—

		Board Qualifications—Mr. Hubbard has more than 30 years experience as an entrepreneur having founded and led a company that acquires and grows companies in North America and Europe. He served on the board of directors of a major, publicly-held healthcare company for a number of years during which time he served on that board's audit, compensation and governance committees. Mr. Hubbard also has extensive government and economic policy experience having held key economic positions in the administrations of two U.S. Presidents. He is an honors graduate of Harvard Business School with an emphasis in finance and an honors graduate of Harvard Law School. Mr. Hubbard serves on our Compensation Committee and Governance and Nominating Committee.

Name and Age as of the May 19, 2011 Meeting Date		Position, Principal Occupation, Business Experience Directorships and Board Qualifications(1)	Number of Shares(2)(3)(4) and Units, and Percent of Shares(5) and Units(6) Beneficially Owned as of March 21, 2011

NOMINEES FOR DIRECTOR TO BE ELECTED BY HOLDERS OF VOTING SHARES (continued)

Reuben S. Leibowitz	63
		Managing Member of JEN Partners, a private equity firm, since 2005. Mr. Leibowitz was a Managing Director of Warburg Pincus from 1984 to 2005. He was a director of Chelsea Property Group, Inc. from 1993 until it was acquired by the company in 2004, and is a director of Avatar Holdings Inc. Our director since 2005.	Shares: 27,447(7) Percent of Shares: * Units: 0 Percent of Units:—

		Board Qualifications—Mr. Leibowitz led a major private equity firm's real estate activities for many years and in that role was responsible for developing long-term corporate strategies. Mr. Leibowitz practiced 15 years as a CPA, including a number of years specializing in tax issues, and is an attorney. He has an in-depth understanding of our Premium Outlets® platform having served as a director of Chelsea Property Group, the publicly-held company we acquired in 2004. He serves on our Compensation Committee and Audit Committee and has been designated as an "audit committee financial expert."

Daniel C. Smith, Ph.D.	53
		Professor of Marketing and Dean, Kelley School of Business, Indiana University, since 2005. Mr. Smith joined the faculty of the Kelley School in 1996 and has served as Chair of the MBA Program, Chair of the Marketing Department and Associate Dean of Academic Affairs. Our director since 2009.	Shares: 3,463 Percent of Shares: * Units: 0 Percent of Units:—

		Board Qualifications—Dr. Smith has spent decades teaching and conducting research, in the areas of financial management, compensation, human resource development, strategic brand management, marketing strategy and corporate governance. He serves as Dean of one of the country's top-rated business schools where he is responsible for financial oversight and long term financial planning, hiring and retention policies, compensation policies, public relations and the long term strategy of the school. He serves on our Governance and Nominating Committee and Audit Committee and has been designated an "audit committee financial expert."

Name and Age as of the May 19, 2011 Meeting Date		Position, Principal Occupation, Business Experience Directorships and Board Qualifications(1)	Number of Shares(2)(3)(4) and Units, and Percent of Shares(5) and Units(6) Beneficially Owned as of March 21, 2011

NOMINEES FOR DIRECTOR TO BE ELECTED BY HOLDERS OF VOTING SHARES (continued)

J. Albert Smith, Jr.	70
		President of Chase Bank in Central Indiana and Managing Director of JPMorgan Private Bank since 2005. Mr. Smith was President of Bank One Central Indiana from 2001 to 2005; Managing Director of Banc One Corporation from 1998 to 2001; President of Bank One, Indiana, NA from 1994 to 1998; and President of Banc One Mortgage Corporation from 1974 to 1994. A director of the company or its predecessor since 1993 and serves as Lead Independent Director.	Shares: 28,783 Percent of Shares: * Units: 0 Percent of Units:—

		Board Qualifications—Mr. Smith has served as president and managing director of the Midwest operations of a major financial institution for a number of years during which time he has been involved in real estate lending activities. Through these experiences he has developed expertise in financial management and credit markets. He serves as our Lead Independent Director and is a member of our Compensation Committee and Audit Committee and serves as the Interim Chair and Chairman, respectively, of such committees. He has been designated an "audit committee financial expert."

Name and Age as of the May 19, 2011 Meeting Date		Position, Principal Occupation, Business Experience Directorships and Board Qualifications(1)	Number of Shares(2)(3)(4) and Units, and Percent of Shares(5) and Units(6) Beneficially Owned as of March 21, 2011

NOMINEES FOR DIRECTOR TO BE ELECTED BY THE VOTING TRUSTEES WHO VOTE THE CLASS B COMMON STOCK

Herbert Simon	76
		Chairman Emeritus of the Board of the company since 2007. Co-Chairman of the Board of the company or its predecessor from 1995 to 2007. Mr. Simon was Chief Executive Officer and a director of the company's predecessor from its incorporation in 1993 to 1995. Mr. Simon serves on the Board of Governors for the National Basketball Association and as Chairman of the Board of MSA.	Shares: 36,593,593(8) Percent of Shares: 11.26% Units: 31,513,363(9) Percent of Units: 8.92%

		Board Qualifications—Herbert Simon is our co-founder and Chairman Emeritus. The retail real estate business that he and his brother, the late Melvin Simon, started decades ago established the foundation for all of our current operations and record of achievement. Mr. Simon's leadership of a preeminent professional basketball franchise has led to his service on the board of directors of the National Basketball Association. He serves on our Executive Committee.

David Simon	49
		Chairman of the Board of the company since 2007 and Chief Executive Officer of the company or its predecessor since 1995; a director of the company or its predecessor since its incorporation in 1993. President of the company's predecessor from 1993 to 1996. From 1988 to 1990, Mr. Simon was Vice President of Wasserstein Perella & Company. He is the son of the late Melvin Simon and the nephew of Herbert Simon.	Shares: 36,593,593(8) Percent of Shares: 11.26% Units: 31,513,363(9) Percent of Units: 8.92%

		Board Qualifications—David Simon has served as our Chief Executive Officer or the chief executive officer of our predecessor for 16 years. During that time he has provided leadership in the development and execution of our successful growth strategy, overseeing numerous strategic acquisitions that have been consolidated into what is recognized as the nation's leading retail real estate company. David gained experience in mergers and acquisitions while working at major Wall Street firms before joining his father and uncle. David serves on the National Association of Real Estate Investment Trusts' board of governors which gives him an industry-wide perspective that extends beyond our own operations. He serves on our Executive Committee.

Name and Age as of the May 19, 2011 Meeting Date		Position, Principal Occupation, Business Experience Directorships and Board Qualifications(1)	Number of Shares(2)(3)(4) and Units, and Percent of Shares(5) and Units(6) Beneficially Owned as of March 21, 2011

NOMINEES FOR DIRECTOR TO BE ELECTED BY THE VOTING TRUSTEES WHO VOTE THE CLASS B COMMON STOCK (continued)

Richard S. Sokolov	61
		President and Chief Operating Officer and a director of the company or its predecessor since 1996. President and Chief Executive Officer of DeBartolo Realty Corporation from its incorporation in 1994 until it merged with our predecessor in 1996. Mr. Sokolov joined its predecessor, The Edward J. DeBartolo Corporation, in 1982 as Vice President and General Counsel and was named Senior Vice President, Development and General Counsel in 1986.	Shares: 496,750 Percent of Shares: * Units: 63,706 Percent of Units: *

		Board Qualifications—Richard S. Sokolov has served as our Chief Operations Officer since 1996 immediately following our acquisition of DeBartolo Realty Corporation. Mr. Sokolov had served as chief executive officer and general counsel of DeBartolo Realty Corporation and its predecessor operations for a number of years. Mr. Sokolov serves as a trustee and a member of the Executive Committee of the International Council of Shopping Centers, the leading industry organization for retail real estate companies. He serves on our Executive Committee.

Name and Age as of the May 19, 2011 Meeting Date		Position, Principal Occupation, Business Experience Directorships and Board Qualifications(1)	Number of Shares(2)(3)(4) and Units, and Percent of Shares(5) and Units(6) Beneficially Owned as of March 21, 2011

NAMED EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Stephen E. Sterrett	55
		Our Executive Vice President and Chief Financial Officer. Mr. Sterrett joined MSA in 1988 and held various positions with MSA until 1993 when he became our Senior Vice President and Treasurer. He was named Chief Financial Officer in 2001.	Shares: 118,408 Percent of Shares: * Units: 0 Percent of Units:—

James M. Barkley	59	Our General Counsel and Secretary. Mr. Barkley joined MSA in 1978 as a staff attorney and was named Assistant General Counsel in 1984. He was named General Counsel in 1992 and Secretary in 1993.	Shares: 123,489 Percent of Shares: * Units: 0 Percent of Units:—

John Rulli	55
		Our Executive Vice President, Chief Administrative Officer and President—Simon Management Group. Mr. Rulli joined MSA in 1988. He was appointed Executive Vice President—Chief Operating Officer in 2000, Executive Vice President—Chief Operating Officer—Operating Properties in December 2003 and to his current positions in November 2007.	Shares: 92,203 Percent of Shares: * Units: 0 Percent of Units:—

Name and Age as of the May 19, 2011 Meeting Date	Position, Principal Occupation, Business Experience Directorships and Board Qualifications(1)	Number of Shares(2)(3)(4) and Units, and Percent of Shares(5) and Units(6) Beneficially Owned as of March 21, 2011

ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP(7),(10)

16 Persons		Shares: 37,612,618 Percent of Shares: 11.57% Units: 31,577,069 Percent of Units: 8.94%

*
Less than one percent

(1)
All listed directorships are held in companies with securities registered under Section 12 of the Exchange Act or in companies registered as investment companies under the Investment Company Act of 1940, as amended.

(2)
Includes the following common shares that may be purchased pursuant to stock options that are exercisable within 60 days: David Simon—250,000 and all directors and executive officers as a group—250,000. David Simon exercised all of his options on March 24, 2011.

(3)
Includes the following common shares that may be issued upon exchange of units held by the following persons on March 21, 2011: Herbert Simon, David Simon, and other members of the MSA group—31,513,363; Richard S. Sokolov—63,706; and all directors and executive officers as a group—31,577,069. Units are exchangeable either for common shares (on a one-for-one basis) or for cash.

(4)
Includes the following restricted shares which are subject to vesting requirements: Melvyn E. Bergstein—1,057; Linda Walker Bynoe—943; Larry C. Glasscock—1,079; Karen N. Horn, Ph.D.—1,029; Allan Hubbard—943; Reuben S. Leibowitz—943; Daniel C. Smith, Ph.D.—943; J. Albert Smith, Jr.—1,200; David Simon—45,945; Richard S. Sokolov—18,893; Stephen E. Sterrett—13,949; James M. Barkley—13,949; John Rulli—13,591; and all directors and executive officers as a group—133,936. Includes shares acquired through the reinvestment of dividends on common shares held in the Director Deferred Compensation Plan.

(5)
At March 21, 2011, there were 293,182,636 shares of common stock and 8,000 shares of Class B common stock outstanding. Upon the occurrence of certain events, shares of Class B common stock convert automatically into common shares (on a one-for-one basis). These percentages assume the exercise of stock options and the exchange of units for common shares only by the applicable beneficial owner.

(6)
At March 21, 2011, Simon Property Group, L.P. had 353,290,748 units outstanding of which we owned, directly or indirectly, 293,190,636 or 83.0%. These percentages assume that no units held by limited partners are exchanged for common shares. The number of units shown do not include any long-term incentive performance units, or LTIP units, awarded under a long-term incentive performance program as described in the "COMPENSATION DISCUSSION AND ANALYSIS" section of this proxy statement because the LTIP units are subject to performance and vesting requirements.

(7)
Does not include 5,992 shares of common stock held by charitable foundations of which Mr. Leibowitz is an officer or trustee. Mr. Leibowitz disclaims beneficial ownership of these shares.

(8)
Includes common shares, exercisable stock options and units owned by the MSA group. See "PRINCIPAL STOCKHOLDERS."

(9)
Includes units beneficially owned by MSA and affiliates of MSA.

(10)
Does not include 4,172,426 units beneficially owned by or for the benefit of Simon family members as to which members of the MSA group do not have voting or dispositive power.

        The Board of Directors Unanimously Recommends that Stockholders Vote "For" All of the Nominees Named Above.

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

        Our goal for our executive compensation program is to motivate and retain qualified employees in a way that establishes an appropriate relationship between executive pay and the creation of stockholder value on a long-term basis. We believe that our executive compensation program accomplishes this goal.

        The "COMPENSATION DISCUSSION AND ANALYSIS" section of this proxy statement that begins on page 33 describes our executive compensation program and the decisions made by the Compensation Committee that affected the compensation of the five executive officers named in the Summary Compensation Table on page 44, or the named executive officers. Highlights of that discussion include the following:

  •
  a review of our record of creating long-term stockholder value and recent financial performance,

  •
  an explanation of the objectives and principal elements of our executive compensation program and the composition of the compensation paid to the named executive officers,

  •
  an explanation of our annual cash bonus and equity-based incentive compensation program, and

  •
  the decisions the Compensation Committee made that impacted the compensation of the named executive officers for 2010.

        We are requesting that stockholders vote to approve the compensation of our named executive officers as disclosed in this proxy statement pursuant to the SEC's compensation disclosure rules (which disclosures include the Compensation Discussion and Analysis, the compensation tables and the narrative discussion following the compensation tables). This advisory vote is generally referred to as a "say-on-pay vote."

        Accordingly, we recommend that our shareholders vote "for" the following resolution at the annual meeting:

  "Resolved, that the compensation of the company's named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion, is approved."

        As an advisory vote, this proposal will not bind us or the Board of Directors. However, we expect that the Compensation Committee, which is responsible for designing and administering our executive compensation program, will consider the outcome of the vote when making future compensation decisions for the named executive officers.

        The Board of Directors Unanimously Recommends that Stockholders Vote "For" the Advisory Proposal Approving the Compensation of our Named Executive Officers as Disclosed in this Proxy Statement.

PROPOSAL 3—ADVISORY VOTE TO DETERMINE THE FREQUENCY OF FUTURE ADVISORY VOTES
ON EXECUTIVE COMPENSATION

        We are requesting stockholders to express their preference on the frequency of future advisory votes on our executive compensation. Stockholders may indicate whether we should hold future advisory votes on executive compensation every (a) 1 year, (b) 2 years or (c) 3 years. The next time we would be required to conduct a similar vote would be in connection with the 2017 annual meeting of stockholders.

        After careful consideration, the Board of Directors recommends that we hold future advisory votes on executive compensation every year. We believe that this frequency is appropriate for us for a number of reasons, including:

  •
  Our Compensation Committee makes key executive compensation decisions every year.

  •
  Annual votes should provide us with input from our stockholders that is a more current reflection of their sentiment than the alternatives.

  •
  We must prepare a Compensation Discussion and Analysis on an annual basis and much of the focus of that discussion is on compensation for the preceding year.

  •
  We have a large institutional investor base and many of them or their advisors have expressed a preference for annual say-on-pay votes.

        As an advisory vote, this proposal will not be binding upon the Board of Directors or us. However, we expect that the Board of Directors will consider the outcome of the vote when determining how often to hold future advisory votes on our executive compensation.

        The proxy card provides stockholders with four choices (every one, two, or three years, or abstain). Stockholders are not voting to approve or disapprove the Board's recommendation.

        The Board of Directors Unanimously Recommends that Stockholders Vote "1 Year" on the Advisory Proposal to Conduct Future Advisory Votes on Executive Compensation.

PROPOSAL 4—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has selected Ernst & Young LLP, or E&Y, as our independent registered public accounting firm for 2011, subject to the approval of our stockholders.

        The Report of the Audit Committee on pages 30-31 contains information on the amount of fees paid to E&Y during 2010 and 2009. We expect that representatives of E&Y will be present at the meeting and will be available to respond to appropriate questions. They will also have an opportunity to make a statement if they desire to do so.

        If the holders of a majority of voting shares voting on this matter do not ratify the selection, the Audit Committee will reconsider its choice taking into consideration the views of the stockholders and may, but will not be required to, appoint a different independent registered public accounting firm.

        The Board of Directors Unanimously Recommends that Stockholders Vote "For" Ratification of the Appointment of Ernst &Young LLP as our Independent Registered Public Accounting Firm for 2011.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee is responsible for monitoring the integrity of the company's consolidated financial statements, the qualifications, performance and independence of the company's independent registered public accounting firm, the performance of the company's internal auditor and the company's compliance with legal and regulatory requirements. We have the sole authority to appoint or replace the company's independent registered public accounting firm. The committee operates under a written charter adopted by the Board. The committee currently has five members. The Board has determined that each committee member is independent under the standards of director independence established under our Governance Principles, New York Stock Exchange listing standards and applicable securities laws.

        Management is responsible for the financial reporting process, including the system of internal control, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States and for management's report on internal control over financial reporting. The company's independent registered public accounting firm is responsible for auditing the consolidated financial statements and expressing an opinion on the financial statements and the effectiveness of internal control over financial reporting. Our responsibility is to oversee and review the financial reporting process and to review and discuss management's report on internal control over financial reporting. We are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or accounting principles generally accepted in the United States or as to the independence of the independent registered public accounting firm. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent registered public accounting firm.

        We held nine meetings during 2010. The meetings were designed, among other things, to facilitate and encourage communication among the committee, management, the company's internal auditor and the independent registered public accounting firm, E&Y.

        We discussed with the company's internal auditor and E&Y the overall scope and plans for their respective audits. We met with the internal auditor and E&Y, with and without management present, to discuss the results of their examinations and their evaluations of the company's internal control. We reviewed and discussed the company's compliance with Section 404 of the Sarbanes-Oxley Act of 2002, including consideration of the Public Company Accounting Oversight Board's (PCAOB) Auditing Standard No. 5, An Audit of Internal Control Over Financial Reporting That is Integrated With an Audit of Financial Statements.

        We discussed with management the company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the company's risk assessment and risk management processes.

        We reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2010 with management, the internal auditor and E&Y. We reviewed E&Y's report on our financial statements which indicated that the financial statements present fairly, in all material respects, our financial position and results of operations and cash flows in conformity with accounting principles generally accepted in the United States. We reviewed and discussed with management, the internal auditor and E&Y, management's report on the effectiveness of internal control over financial reporting and E&Y's report on internal control over financial reporting. We also discussed with management, the internal auditor and E&Y the process used to support certifications by the company's Chief Executive Officer and Chief Financial Officer that are required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 to accompany the company's periodic filings with the Securities and Exchange Commission and the processes used to support management's report on internal control over financial reporting.

        We also discussed with E&Y matters required to be discussed by their professional standards, including, among other things, matters related to the conduct of the audit of the company's consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

        We also received the written disclosures and the letter from E&Y required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with us concerning independence and we discussed with E&Y the independence of that firm.

        When considering E&Y's independence, we considered if services they provided to the company beyond those rendered in connection with their audit of the company's consolidated financial statements and the effectiveness of internal control over financial reporting and reviews of the company's quarterly unaudited consolidated financial statements were compatible with maintaining their independence. We concluded that the provision of such services by E&Y has not jeopardized E&Y's independence.

        Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board that the company's audited consolidated financial statements for the year ended December 31, 2010 be included in the company's annual report on Form 10-K. The committee has also selected E&Y as the company's independent registered public accounting firm for the year ended December 31, 2011 and will present the selection to the stockholders for ratification at the meeting.

        We approve all audit and permissible non-audit services to be provided to the company by E&Y prior to commencement of services. We have delegated to the Chairman of the Audit Committee the authority to approve specific services up to specified individual and aggregate fee amounts. These approval decisions are presented to the full Audit Committee at the next scheduled meeting after such approvals are made.

        The company has incurred fees as shown below for services from E&Y. E&Y has advised us that it has billed or will bill the company the below indicated amounts for the following categories of services for the years ended December 31, 2010 and 2009, respectively:

	2010	2009
Audit Fees(1)	$2,465,000	$2,853,000
Audit-Related Fees(2)	4,954,000	5,119,000
Tax Fees(3)	351,000	777,000
All Other Fees	0	0

(1)
Audit Fees include fees for the audit of the financial statements and the effectiveness of internal control over financial reporting for us and the Operating Partnership and services associated with Securities and Exchange Commission registration statements, periodic reports, and other documents issued in connection with securities offerings.

(2)
Audit-Related Fees include audits of individual properties and schedules of recoverable common area maintenance costs to comply with lender, joint venture partner or tenant requirements and accounting consultation and due diligence services. Our share of these Audit-Related Fees is approximately 47% and 46% in 2010 and 2009, respectively.

(3)
Tax Fees include fees for international and other tax consulting services and tax return compliance services associated with the tax returns for The Mills Corporation and certain of its subsidiaries and joint ventures as well as other miscellaneous tax compliance services. Our share of these Tax Fees is approximately 51% and 75% in 2010 and 2009, respectively.

  The Audit Committee:

    J. Albert Smith, Jr., Chairman
    Melvyn E. Bergstein
    Larry C. Glasscock
    Reuben S. Leibowitz
    Daniel C. Smith, Ph.D.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee consists of the six directors named below, each of whom meets the independence standards of the company's Governance Principles, the New York Stock Exchange listing standards and applicable securities laws. The committee has overall responsibility for:

  •
  determining the compensation of the executive officers, including setting and determining achievement of established performance goals;

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  designing, with the active assistance of management and human resource experts and the committee's consultant, the company's executive compensation program;

  •
  administering the company's stock-based compensation plans and programs;

  •
  recommending any new elements of executive compensation or programs for consideration to the full Board of Directors; and

  •
  discussing the Compensation Discussion and Analysis required by Securities and Exchange Commission regulations with management and, if appropriate, recommending its inclusion in the company's annual report on Form 10-K and proxy statement.

        The committee engaged Frederic W. Cook & Co., Inc., or Cook, to act as its independent compensation consultant. Cook does no work for management unless requested by the Chairman of the Compensation Committee, receives no compensation from the company other than for its work in advising the committee, and maintains no other economic relationships with the company. The committee has the sole authority to terminate Cook's engagement and to appoint such other advisors as the committee deems appropriate without obtaining prior approval from management.

        The committee held six meetings during 2010. The meetings were designed, among other things, to facilitate and encourage free and frank discussion between committee members and the consultant as well as extensive communication among committee members, executive management, and other company personnel involved in executive compensation matters.

        The committee reviewed and discussed with management the Compensation Discussion and Analysis that immediately follows this report. Based on its review and these discussions with management, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company's annual report on Form 10-K for the fiscal year ended December 31, 2010, and proxy statement for the 2011 annual meeting of stockholders.

The Compensation Committee:

Melvyn E. Bergstein, Chairman
J. Albert Smith, Jr., Interim Chair
Linda Walker Bynoe
Karen N. Horn, Ph.D.
Allan Hubbard
Reuben S. Leibowitz

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

        The following discussion is intended to supplement the more detailed information concerning executive compensation that appears in the rest of this section and in the tables and the accompanying narrative. Our goal is to provide a better understanding of our compensation practices and the decisions that affected the compensation payable for 2010 to our executive officers, including the Chairman and Chief Executive Officer, the Chief Financial Officer and the three other most highly-compensated executive officers named in the Summary Compensation Table, or the named executive officers.

        The Compensation Committee of our Board of Directors, referred to in this section as the committee, plays a key role in overseeing the design of and administering our executive compensation program. All principal elements of compensation paid to our executive officers are subject to approval by the committee. The Compensation Committee Report immediately precedes this discussion.

        We believe we are the leading retail real estate company in the United States. We have the largest market capitalization of any publicly traded real estate company in North America and own the largest portfolio by square footage of U.S. retail real estate. We depend on the knowledge, skills, experience, and talent of our senior executives in the highly-competitive real estate industry, in particular in the areas of real estate acquisitions, development, leasing and property management.

        Financial Performance.    Underlying all aspects of our executive compensation program is a focus on the creation of long-term stockholder value. During the last decade, from December 31, 2000 to December 31, 2010, our total stockholder return was 574%, for a compounded annual return of 21%. By comparison, the total stockholder returns for the S&P 500 Index and the MSCI U.S. REIT Index for the same ten year period were 15% and 173%, respectively. Our total stockholder return for 2010 was 28.4% compared to the return on the S&P 500 Index of 15.1%.

        The following charts track the key financial performance metrics of consolidated revenue, funds from operations (FFO) as adjusted per share and total market capitalization for the past five years. FFO is widely used as a key measure of financial performance by REITs. FFO as adjusted per share excludes the impact of debt-related charges and non-cash impairment charges. We believe the charts demonstrate how well we weathered and have recovered from the worst economic crisis since the 1930's:

Consolidated Revenue ($ in billions)	FFO as Adjusted per Share	Total Market Capitalization ($ in billions)

        Key Achievements in 2010.    Key accomplishments during 2010 which the committee considered in setting compensation included the following:

  •
  our consistent operating performance and positive growth in funds from operations,

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  the continued improvement in the price of our common stock during 2010 and the 33% increase in our quarterly common stock dividend in the fourth quarter,

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  the successful deployment of $3.2 billion in net cash to fund growth through acquisitions, capital market transactions, redevelopment and new development,

  •
  the completion of our acquisition of Prime Outlets Acquisition Company which added 21 outlet shopping centers to our portfolio and will strengthen our franchise,

  •
  the expansion of two regional malls and two Premium Outlets, commencing construction on three new Premium Outlets and opening two new shopping centers in Italy,

  •
  the continued deleveraging of our balance sheet through debt tender offers and new issues of senior unsecured notes, as well as the investment of more than $1.1 billion of cash on hand to retire mortgages on high quality assets,

  •
  completing the sale of our interest in one of our European joint ventures,

  •
  improving the levels of tenant occupancy and rent spreads, and

  •
  maintaining our A-, A3 and A- credit ratings which are the highest in the retail REIT sector.

        Alignment of Pay and Performance.    Although our compensation program includes base salaries and annual cash bonuses, the committee has historically considered long-term, equity based incentives to be the best means of implementing our pay-for-performance philosophy and aligning the interests of our executive team with stockholders. The effectiveness of this approach is depicted in the following table that illustrates the total direct compensation of the named executive officers for the past five years compared to FFO as adjusted per share for the same period. Total direct compensation is computed in the same manner as disclosed in the Supplemental Table that appears on page 46.

        As seen in the chart, total direct compensation declined significantly in 2008. This reflects that, in March 2009, when economic conditions remained uncertain, the named executive officers agreed to accept a 50% payout of the 2008 restricted stock program as part of a company-wide cost reduction effort. Our actual performance in 2008 would have otherwise resulted in an 80% payout of the restricted stock.

Objectives

        The objectives of our executive compensation program are to reward and incentivize the creation of long-term stockholder value. To do so, we must increase our profitability, operate more efficiently and maintain and enhance our competitive position. As a result, our executive compensation program is designed to accomplish the following objectives:

  •
  retain the team of executives who make major contributions to our success and attract other highly qualified executives to strengthen that team;

  •
  motivate executives to improve their performance by contributing to the achievement of corporate and business unit goals as well as individual goals;

  •
  emphasize long-term, equity-based incentives in order to promote the creation of long-term stockholder value and align the interests of our executives with those of our stockholders.

        The committee monitors the effectiveness of our compensation program on an ongoing basis. As we continue to grow in size and complexity, it is increasingly important for us to develop effective executive succession plans. For these plans to be effective, we believe it is necessary for our compensation to be competitive not only with other real estate companies, but also with other large enterprises, in both public and private sectors, with whom we compete for executive talent. The committee will continue to study and implement improvements to our compensation practices as circumstances warrant.

What We Pay and Why: Principal Elements of Compensation

        To accomplish these objectives, we have designed an executive compensation program with three major elements—base salary, annual cash bonuses and long-term incentives.

        Base Salaries.    Base salaries provide an appropriate level of fixed compensation that will promote executive recruitment and retention. We set the base salaries of executive officers at levels competitive with other companies engaged in the retail real estate industry and with other businesses of comparable size and scope with whom we compete for executive talent. The committee reviews base salaries for the executive officers annually and makes adjustments to reflect market conditions, changes in responsibilities and merit increases consistent with compensation practices throughout our organization.

        Annual Cash Bonuses.    The committee uses annual cash bonuses to reward achievement of our financial and operating goals for a year based on the committee's quantitative and qualitative assessment of the executives' contributions to that performance. At the beginning of 2010, the committee approved target and stretch bonus amounts for each participant, ranging from 0 to 150% of the participant's base salary in effect at the end of the year. However, the committee has the discretion to award cash bonuses above the 150% level when it believes it is appropriate. The performance factors or goals for annual cash bonuses include both objective and subjective criteria and consider individual performance as well as company performance. For example, with respect to the CEO, the committee specified the following as some, but not all, of the performance factors or goals to be considered with respect to 2010:

  •
  Stockholder value creation

  •
  Earnings growth

  •
  Achievement of successful acquisition and development activity

  •
  Achievement of strategic business priorities

  •
  Operational efficiencies

        The annual cash bonuses paid to the named executive officers are determined by the committee using objective and subjective criteria as well as information and recommendations from its independent compensation consultant and management. There is no mechanical formula that determines the amount of these bonuses. The annual cash bonuses paid to the named executive officers is solely within the committee's discretion, and may be increased or decreased from the original target and stretch levels, based on the committee's subjective assessment of each executive officer's contribution to our performance during the preceding year.

        We typically pay cash bonuses to executive officers for a year in February or March of the following year so that the committee has sufficient time to assess our financial performance and the executives' contributions for the entire preceding year.

        Long-Term Incentives.    The committee believes that, as the responsibilities of our executives increase, the proportion of their total compensation that is at risk and dependent on our performance should also increase. We use long-term incentives in the form of equity-based awards under the Simon Property Group, L.P. 1998 Stock Incentive Plan, or 1998 plan, to promote the creation of long-term stockholder value and align the interests of our executives with the interests of our stockholders. These awards also foster retention of our executives because after the awards are earned, they are typically subject to multi-year continued service vesting requirements. The 1998 plan authorizes a variety of awards, including stock options, restricted stock and units of partnership interests subject to performance conditions, or LTIP units. The committee has not made any stock option awards to executives since 2001.

        From 2001 through 2008, the committee created annual stock incentive programs under the 1998 plan in which the named executive officers and other senior executives were awarded restricted stock. The participant could earn the award if absolute and relative performance measure goals were achieved. The determination of the extent to which the goals were achieved was made after our financial results for the program year were announced in the following year. Due to the uncertain economic conditions that existed at the time, the committee did not create a stock incentive program for 2009. In 2010, the committee made an award of restricted stock to the named executive officers based on what proved to be better than expected performance in 2009. In 2010, the committee awarded LTIP units to a number of our executive officers, including the named executive officers, pursuant to one-year, two-year and three-year long-term incentive programs.

Other Elements of Compensation

        Retirement and Health and Welfare Benefits.    We have never had a traditional or defined benefit pension plan. We maintain a 401(k) retirement plan in which all salaried employees can participate on the same terms. During 2010, our basic contribution to the 401(k) retirement plan was equal to 1.0% of the participant's compensation and vests 20% after the completion of two years and an additional 20% after each additional year of service until fully vested after six years. We match 100% of the first 3% of the participant's contribution and 50% of the next 2% of the participant's contribution. Our matching contributions are vested when made. Our basic and matching contributions are subject to applicable IRS limits and regulations. The contributions we made to the 401(k) accounts of the named executive officers are shown in the All Other Compensation column of the Summary Compensation Table on page 44. Executive officers also participate in health and welfare benefit plans on the same terms as other salaried employees.

        Employment and Change-in-Control Agreements.    The only executive officer who currently has an employment agreement with us is Mr. Sokolov who had an employment agreement in place with his previous employer—a company we merged with in 1996. A summary of Mr. Sokolov's employment agreement appears on pages 52-53 of this proxy statement. Our other named executive officers do not currently have employment agreements. We have never had any "golden parachute" arrangements that would pay executives a multiple of their annual compensation as severance after a change in control. Nor have we had any arrangements requiring us to gross-up compensation to cover taxes owed by the executives.

        Deferred Compensation Plan.    We maintain a non-qualified deferred compensation plan that permits senior executives, key employees and directors to defer all or part of their compensation, including awards under the 1998 plan. There are separate accounts for the executives and the directors. Although we have the discretion to contribute a matching amount or make additional incentive contributions, we have never done either. As a result, the amounts disclosed in the Nonqualified Deferred Compensation in 2010 Table on page 49 consist entirely of compensation earned by, but not yet paid to, the executives and any earnings on such deferred compensation. A participant's deferrals are fully vested, except for restricted stock awards that still have vesting requirements. Upon death or disability of the participant or our insolvency or a change in control affecting us, a participant becomes 100% vested in his account.

        Stock Option Grant Practices.    The committee has not granted any stock options to executives or other employees since 2001. The 1998 plan requires the exercise price of stock options to be set at the mean between the high and low sales prices of a share of common stock as reported by the New York Stock Exchange for the grant date.

Role of Management in Compensation Decisions

        The Chairman and Chief Executive Officer provides his recommendations to the committee on the compensation of each of the other executive officers. The Chairman and Chief Executive Officer develops his recommendations using third-party data, his own views regarding the executives' performance and the advice of our human resources department on such factors as compensation history, tenure, responsibilities, market data for competitive positions and retention concerns and the need to maintain consistency within the organization. Although the committee gives consideration to the Chairman and Chief Executive Officer's recommendations and to the views of its compensation consultant, the final compensation decisions affecting all executive officers are made by the committee.

Compensation of the Chief Executive Officer

        A key responsibility of the committee is to create compensation opportunities for the Chief Executive Officer that reflect his role in the creation of stockholder value, provide incentives for future performance and promote the retention of his services. Historically, we have never had employment agreements with our chief executive officers. In David Simon's case, he has participated in the same compensation arrangements that were made available to our other executive officers.

        David Simon has been widely recognized as the best and most effective chief executive in an extremely competitive industry and one of the top chief executives in corporate America. His leadership has been integral to our outstanding performance over the past sixteen years. The committee has considered for several years that David Simon's compensation has not been commensurate with his contributions to our success and creation of long-term stockholder value. In addition, the committee is aware that David Simon's compensation has been significantly less than the compensation of chief executives of many private and publicly held real estate companies as well as non-real estate companies of comparable size and complexity, many of which have not performed as well as we have.

        The committee is currently in the process of structuring a long-term employment arrangement with David Simon, intended to secure his continued services as our Chief Executive Officer for a substantial period of time. The discussions are ongoing and there can be no assurance as to when, if ever, mutually acceptable arrangements will be finalized. The details of any completed employment arrangements with David Simon will be disclosed in a Current Report on Form 8-K when they are complete.

Restricted Stock Award for 2009 Performance

        In March 2010, the committee made awards of restricted stock to several senior officers, including the named executive officers, to reward them for their contributions to our better-than-expected performance in 2009. The committee had decided in March 2009 to forego creating an annual stock incentive program for

2009 due to the uncertain economic conditions that existed at the time. The committee had created annual stock incentive programs in each of the preceding eight years. The awards made in March 2010 for 2009 performance vest over four years, subject to a continued service requirement, beginning January 1, 2011. The named executive officers received the following awards for their contributions to our 2009 performance: David Simon—42,108 shares; Mr. Sterrett—9,024 shares; Mr. Sokolov—10,828 shares; Mr. Barkley—9,024 shares; and Mr. Rulli—9,024 shares.

2010 Compensation Decisions

        The principal components of the compensation of the named executive officers reported for 2010 in the Summary Compensation Table on page 44, are base salaries, cash bonuses paid in 2011 for 2010 performance, and the LTIP unit awards under the one-year LTIP program. However, SEC rules also require us to include as 2010 compensation in the Summary Compensation Table, the grant date fair values of restricted stock awards for 2009 performance and all of the LTIP units awarded in 2010, including LTIP units awarded under the two- and three-year programs which remain subject to performance goals which may not be achieved. In making the 2010 compensation decisions, the committee took into account not only the goals and objectives that have been set for each of the named executive officers for purposes of our annual cash bonus program, but also the committee's assessment of the executives' contributions to the exemplary performance of the company during 2010. In particular, the committee considered the achievements listed above under "—Executive Summary—Key Achievements in 2010" on pages 33-34.

        Base Salaries.    The base salaries the committee set in March 2010 for 2010 were as follows:

Named Executive Officer	2010 Base Salary	% Increase from 2009
David Simon	$1,000,000	0%
Stephen E. Sterrett	$500,000	5.3%
Richard S. Sokolov	$782,000	0%
James M. Barkley	$550,000	10%
John Rulli	$450,000	0%

        Cash Bonuses.    In March 2011, the committee, taking into account the executives' performance and the positive factors discussed above, approved the following cash bonuses for 2010 performance: David Simon—$4,000,000; Mr. Sterrett—$1,000,000; Mr. Sokolov—$1,500,000; Mr. Barkley—$1,750,000; and Mr. Rulli—$500,000.

        2010 LTIP Programs.    As part of its ongoing evaluation of our executive compensation program, the committee has devoted considerable attention to assessing the effectiveness of our long-term equity-based incentive compensation arrangements which had been the annual restricted stock incentive program. As a result of those deliberations, the committee adopted and made awards in 2010 under new LTIP programs for certain of our senior executive officers.

        Awards under the LTIP program take the form of LTIP units, a type of limited partnership interest issued by the Operating Partnership. Awarded LTIP units can be earned, in whole or in part, depending upon the extent to which our total stockholder return, or TSR (representing the difference between a baseline value and valuation date based on price appreciation of our common stock plus cumulative dividends we pay on our common stock without reinvestment or compounding), over the performance period exceeds the relative and absolute performance targets set by the committee. The committee believes the LTIP program aligns the interests of senior management more closely with the long-term interests of our stockholders due to the three-year performance period as opposed to the one-year period used in the annual restricted stock incentive programs. The committee also believes the LTIP program reinforces our "pay-for-performance" philosophy by measuring the creation of stockholder value using absolute and relative benchmarks for performance. The LTIP units that are earned to the extent that applicable TSR benchmarks are achieved during the performance period become the equivalent of units, but only after an additional two year service-based vesting requirement that begins after the end of the performance period. LTIP units not earned are forfeited. Units are exchangeable for shares of the company's common stock on a one-for-one basis, or cash, as selected by the company.

        The committee expects to establish annual LTIP programs having a three year performance period in the future. Each of the future programs will have a three-year performance period that will overlap the performance periods of preceding programs for one or two years. To create this overlap for 2010, the committee approved three LTIP programs in 2010 having one, two and three year performance periods, respectively. We refer to these three programs as the one, two and three year 2010 LTIP programs, or the 2010 LTIP programs. The performance period for the one year LTIP program ended December 31, 2010; the performance period for the two year LTIP program will end December 31, 2011; and the performance period for the three year LTIP program will end December 31, 2012.

        All of the 2010 LTIP programs use the same three performance measures. We compare the TSR of our common stock during the applicable performance period using a baseline value of $79.80 per share (the closing sale price as reported by the NYSE for December 31, 2009). The first relative performance measure, weighted at 60%, requires our TSR to equal or exceed the overall performance of the MSCI US REIT Index. The second relative performance measure, weighted at 20%, requires our TSR to equal or exceed the overall performance of the S&P 500 Index. The third performance measure, weighted at 20%, requires our TSR, viewed on an absolute basis, to exceed a specified target TSR. To achieve a 100% payout of the award based on all three measures, our TSR must exceed the performance of the MSCI US REIT Index by 3% or more, must exceed the performance of the S&P 500 Index by 2% or more on an annual basis and must be 12% per year or more. To receive a partial payout any one of the following must occur: our TSR must be greater than the MSCI US REIT Index minus 1%, our TSR must be greater than the S&P 500 Index minus 2% or our TSR on an absolute basis must be greater than 6.67% per year.

        The number of earned LTIP units will be determined by the committee when our financial results for the performance period are available using the following payout matrices (with linear interpolation between the specified payout percentages):

Relative TSR (Weighted 60%)—MSCI US REIT Index

All Performance Periods	Payout % of Target
Index -1%	0.0%
=Index	33.3%
Index +1%	50.0%
Index +2%	66.7%
Index +3% or greater	100.0%

Relative TSR (Weighted 20%)—S&P 500 Index

All Performance Periods	Payout % of Target
Index -2%	0%
=Index	33.3%
Index +2%	100.0%

Absolute TSR (Weighted 20%)

1/1/2010-12/31/2010 Performance Period	1/1/2010-12/31/2011 Performance Period	1/1/2010-12/31/2012 Performance Period	Payout % of Target
<=6.67%	<=13.33%	<=20%	0.0%
8%	16%	24%	33.3%
9%	18%	27%	50.0%
10%	20%	30%	66.7%
11%	22%	33%	83.3%
>=12%	>=24%	>=36%	100.0%

        After the end of each performance period, any earned LTIP units will then be subject to time-based vesting over a period of two years. One-half of the earned LTIP units will vest on January 1 of the second and third years following the end of the applicable performance period, subject to the participant maintaining employment with us through those dates.

        The LTIP units are designed to qualify as "profits interests" in the Operating Partnership for federal income tax purposes. During the performance period, holders of LTIP units will be allocated taxable profits and losses equal to one-tenth of the amounts allocated to a unit and will receive distributions equal to one-tenth of the amount of regular quarterly distributions paid on a unit, but will not receive any special distributions. As a general matter, the profits interests characteristics of the LTIP units mean that initially they will not be economically equivalent in value at the time of award to the economic value of a unit. The value of the LTIP units can increase over time until the value of the LTIP units is equivalent to the value of the units on a one-for-one basis.

        After the end of the performance period, holders of earned LTIP units, both vested and unvested, will be entitled to receive distributions in an amount per LTIP unit equal to the distributions, both regular and special, payable on a unit.

        In the event that we experience a change of control prior to the end of a performance period, the performance period will be shortened to end on a date immediately prior to such event, and a pro-rata share of each participant's award LTIP units (based on the portion of the performance period elapsed prior to the event) will be considered earned and fully vested on such change of control. If a change of control occurs after the end of any performance period, any earned LTIP units which have not yet vested will become immediately vested at that time.

        In the event a participant's employment is terminated due to death or disability, the number of his or her earned LTIP units will be determined at the end of the applicable performance period based on actual performance, and then will be prorated based upon the number of days during the performance period prior to death or disability. All earned LTIP units will fully vest as of the date of a participant's death or disability.

        If a participant's employment with us ceases for any reason other than death, disability or change of control, any award LTIP units that have not been earned, and any earned LTIP units that have not vested, will automatically be forfeited, although the committee may, in its sole discretion, determine that all or any portion of any LTIP units awarded or earned shall become fully vested in a participant whose employment ceases due to the participant's retirement after age 55.

        All determinations, interpretations and assumptions relating to the vesting and calculation of the performance awards under the 2010 LTIP programs will be made by the committee.

        2010 LTIP Program Awards to Executive Officers.    In March 2010, the committee approved the following awards of LTIP units to our named executive officers under the one, two and three year 2010 LTIP programs:

	Maximum Number of Award LTIP Units
	One-Year	Two-Year	Three Year
David Simon	62,956	120,976	170,314
Stephen E. Sterrett	23,492	51,165	74,513
Richard Sokolov	29,364	56,850	85,157
James M. Barkley	23,492	51,165	74,513
John Rulli	17,618	34,110	53,223

        The performance period for each of the programs began on January 1, 2010 and end one, two or three years thereafter. The number of LTIP units listed in the table are the maximum number of LTIP units awarded that can be earned for the applicable performance period. The number of LTIP units earned will depend on our actual TSR for the performance period measured against the applicable performance measures and the grant date fair value of the earned LTIP units may be less (but not more) than the maximum number of LTIP units listed above.

        Earned LTIP Units Under One-Year 2010 LTIP Program.    The committee asked our independent registered public accounting firm, Ernst & Young LLP, to perform certain agreed upon procedures to corroborate the extent to which the performance measures set for the one-year 2010 LTIP program had been achieved. With the use of the results of these procedures, the committee determined that the extent to which the performance measures had been achieved during the performance period of January 1, 2010 to December 31, 2010 resulted in 79.3% of the maximum number of award LTIP units becoming earned LTIP units. Once earned, the LTIP units will vest on January 1 of the second and third years following the end of the applicable performance period. The recipient must maintain continuous service through each vesting date, except for termination of service resulting from death or disability or, in the committee's sole discretion, upon retirement.

        Accordingly, the named executive officers received the following number of earned LTIP units under the one-year program:

	One-Year LTIP Program
	Maximum Number of Award LTIP Units	Earned LTIP Units	Percentage Payout of Maximum
David Simon	62,956	49,894	79.3%
Stephen E. Sterrett	23,492	18,618	79.3%
Richard Sokolov	29,364	23,272	79.3%
James M. Barkley	23,492	18,618	79.3%
John Rulli	17,618	13,963	79.3%

Executive Equity Ownership Guidelines

        We believe that the financial interests of our executives should be aligned with the long-term interests of our stockholders. In addition to long-term incentives, in the form of awards under the 1998 plan, our Board of Directors has established equity ownership guidelines for key executives, including the named executive officers. The current ownership guidelines require the executives to maintain ownership of our stock or other securities having a value expressed as a multiple of their base salary for as long as they remain our employees. These multiples are as follows:

Position	Value as a Multiple of Base Salary
Chief Executive Officer	4.0
President and/or Chief Operating Officer	3.0
Other Executive Officers and Executive Vice Presidents who are heads of significant disciplines	2.0

        In addition, these executives are required to retain ownership of a sufficient number of shares received in the form of restricted share awards representing at least 50% of the after-tax value of his or her award or 25% of the pre-tax value of such awards. These shares are to be retained by the executive until he or she retires, dies, becomes disabled or is no longer our employee.

        Ownership of any class of our equity securities or units of Simon Property Group, L.P. counts toward fulfillment of these guidelines, including securities held directly, securities held indirectly by or for the benefit of immediate family members, shares of restricted stock that have been earned, even if not vested, and shares held following the exercise of stock options. Unexercised stock options do not count toward these goals. Each of our named executive officers currently meets or exceeds these guidelines.

        We currently do not have a policy regarding the recoupment or recovery of performance-based awards in the event of a financial statement restatement beyond the requirements of Section 302 of the Sarbanes-Oxley Act of 2002. That statute requires the chief executive and chief financial officers of a publicly-held company to repay certain amounts if the company restates its financial statements as a result of financial reporting misconduct. The amounts to be repaid consist of (1) any bonus or other incentive-based or equity-based compensation received from the company during a twelve month period following the filing of the financial document in question; and (2) any profits realized from the sale of securities of the company during that period. However, we expect to adopt a broader recoupment policy as required by recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act once the SEC has issued implementing regulations. The committee has determined that agreements for future awards under the 1998 plan must include provisions expressly acknowledging the applicability of any such recoupment policy to the award.

Section 162(m)

        Section 162(m) of the Internal Revenue Code disallows a federal income tax deduction to publicly-held companies for compensation paid to certain executives to the extent their compensation exceeds $1,000,000 in any fiscal year. As long as we qualify as a REIT, we do not pay taxes at the corporate level. To the extent that any part of our compensation expense does not qualify for deduction under Section 162(m), a larger portion of stockholder distributions may be subject to federal income tax as ordinary income rather than return of capital, and any such compensation allocated to our taxable REIT subsidiaries whose income is subject to federal income tax would result in an increase in income taxes due to the inability to deduct such compensation. In addition, the Internal Revenue Service has issued a series of private letter rulings which indicate that compensation paid by an operating partnership to executive officers of a REIT that serves as its general partner is not subject to limitation under Section 162(m) to the extent such compensation is attributable to services rendered to the operating partnership. Although we have not obtained a ruling on this issue, we believe the positions taken in the rulings would apply to our operating partnership as well.

        Substantially all of the services rendered by our executive officers were on behalf of the Operating Partnership. Accordingly, we believe that the compensation we paid to our executive officers for 2010 will not be limited by Section 162(m).

ASSESSMENT OF COMPENSATION-RELATED RISKS

        Our senior management team conducts an ongoing assessment of the risks related to our compensation policies and practices. This team reviews and discusses the various design features and characteristics of our company-wide compensation policies and programs, as well as, those at the business unit level. In its ongoing review and assessment, the team also considers the elements of our compensation program for our senior executives including the performance measures used for the annual incentive programs, as well as, our long term incentive programs. Senior management obtains and evaluates data from a REIT peer group reflecting a comparison of compensation practices and pay levels for comparable positions within that group to assess the competitiveness of our compensation levels with the peer group.

        The committee is responsible for overseeing the risks relating to compensation policies and practices affecting senior management on an ongoing basis. In performing this responsibility, the committee utilizes the services of its consultant, Frederic W. Cook & Co., to obtain advice and assistance in the design and implementation of incentive compensation programs for our executives. Cook does no work for management, unless requested by the Chairman of the committee. In reviewing whether our compensation policies and practices encourage excessive risk-taking, the committee also considers senior management's assessment described above. We believe the following factors reduce the likelihood that our compensation policies and practices would encourage excessive risk-taking:

  •
  Our overall compensation levels are kept at levels that are competitive with the market.

  •
  Our compensation mix is designed in part to reward long-term performance and is balanced among (i) fixed cash components, (ii) incentives that reward improvements in total company performance and business unit performance, (iii) components measured by individual performance, and (iv) cash versus performance-based awards under the 1998 plan which, once earned, are subject to further time-based vesting.

  •
  Our annual incentive awards are weighted based on the achievement of several different financial and operational performance measures.

  •
  For most of our executive officers, including the chief executive officer, there are significant wealth creation opportunities based on long-term performance under the new long-term incentive program that uses performance periods of three years.

  •
  Our policies are intended to encourage retention of our executives so that they can focus on achieving long-term objectives.

  •
  The committee has discretion to adjust incentive performance targets and payouts on a downward basis when it determines that such adjustments would be in the best interests of us and our stockholders.

  •
  Executive officers are subject to minimum stock ownership guidelines, equity award multi-year vesting requirements and limitations on trading our securities including prohibitions on hedging our securities, under our Insider Trading Policy.

        Based on the foregoing, we believe that our compensation policies and programs are not reasonably likely to have a material adverse effect on us.

SUMMARY COMPENSATION TABLE

        The Summary Compensation Table (below) has been prepared to comply with the disclosure requirements of the Securities and Exchange Commission. The Summary Compensation Table includes as compensation for the indicated year all incentive compensation awards made in that year, even though the awards were made with respect to performance for another year or years. For example, the compensation in 2010 includes all awards made in 2010 even though the awards were made with respect to performance in the future (the two-year and three-year 2010 LTIP program awards have performance periods that do not end until December 31, 2011 and 2012, respectively) or in the past (the awards of restricted stock made in March 2010 were expressly intended by the committee to reward contributions for performance in 2009). For an alternative view that we believe more accurately reflects incentive compensation received or paid for a given year, we would urge you to refer to the Supplemental Table on page 46.

        The table below summarizes the total compensation paid or awarded to each of our named executive officers for the years indicated. For a more thorough discussion of our executive compensation program, see the Compensation Discussion and Analysis which begins on page 33 of this proxy statement.

Name and Principal Position (a)	Year (b)	Salary (c)	Bonus(1) ($) (d)	Stock Awards(2) ($) (e)	All Other Compensation(3) ($) (i)	Total ($) (j)
David Simon	2010	1,000,000	4,000,000	19,544,651	15,248	24,559,899
Chairman and Chief Executive	2009	1,038,462	3,000,000	578,677	16,444	4,633,583
Officer	2008	1,000,000	810,000	1,615,254	15,697	3,440,952
Stephen E. Sterrett	2010	500,000	1,000,000	7,509,640	16,329	9,025,969
Executive Vice President and	2009	493,269	750,000	319,680	17,780	1,580,729
Chief Financial Officer	2008	475,000	270,000	807,627	16,763	1,569,390
Richard S. Sokolov	2010	782,000	1,500,000	8,661,501	290,078	11,233,579
President and Chief Operating	2009	812,077	1,000,000	479,487	309,035	2,600,599
Officer	2008	782,000	586,500	1,211,441	300,784	2,880,725
James M. Barkley	2010	550,000	1,750,000	7,509,640	17,074	9,826,714
General Counsel and Secretary	2009	519,231	850,000	319,680	18,244	1,707,155
	2008	500,000	360,000	807,627	17,665	1,685,292
John Rulli	2010	450,000	500,000	5,509,640	16,329	6,475,969
Executive Vice President and President—Simon Management Group	2009	467,308	500,000	303,693	17,510	1,288,511

(1)
Bonuses earned with respect to the indicated year were paid in the following year.

(2)
Represents the total grant date fair value of all equity-based awards made during 2010 determined in accordance with Accounting Standards Codification Topic 718, or ASC 718 (formerly known as SFAS 123(R)). These include the restricted stock award for 2009 performance and the maximum awards of LTIP units under all three of the 2010 LTIP programs even though the one-year program resulted in a 79.3% payout of the maximum number of LTIP units awarded, the performance periods for the two- and three-year 2010 LTIP programs have not yet ended, and any earned LTIP units are subject to further vesting requirements. It is not possible to predict the extent to which the performance measures for the two- and three-year 2010 LTIP programs will be achieved or the number of earned LTIP units that may ultimately vest.

The grant date fair values of the restricted stock awards for 2009 performance (determined by using $84.18, the closing price of our common stock on March 16, 2010) were as follows:

Grant Date Fair Value of Restricted Stock Awards for 2009 Performance
David Simon	$3,544,651
Mr. Sterrett	759,640
Mr. Sokolov	911,501
Mr. Barkley	759,640
Mr. Rulli	759,640

  We engaged a major public accounting firm who is not our independent registered public accounting firm to develop the grant date fair values of the LTIP units using a Monte Carlo simulation. Three simulations were conducted for each of the one-, two-, and three-year 2010 LTIP programs using assumptions regarding the total stock return on the Company's common stock and the relative total returns of the S&P 500 Index and MSCI U.S. REIT Index, as well as expected volatility, risk-free investment rates, correlation coefficients, dividend reinvestment, and other factors. The grant date fair values of the awards in the three 2010 LTIP programs so determined were as follows:

	Maximum Grant Date Fair Value of LTIP Unit Awards
	One-Year	Two-Year	Three-Year
David Simon	$2,680,000	$5,320,000	$8,000,000
Stephen E. Sterrett	1,000,000	2,250,000	3,500,000
Richard S. Sokolov	1,250,000	2,500,000	4,000,000
James M. Barkley	1,000,000	2,250,000	3,500,000
John Rulli	750,000	1,500,000	2,500,000

  As explained in the Compensation Discussion and Analysis section, the committee, with the use of the results of certain agreed upon procedures performed by Ernst & Young LLP, determined that our performance for the period January 1, 2010 to December 31, 2010, resulted in 79.3% of the maximum number of LTIP units awarded under the one-year 2010 LTIP program as earned. The number of LTIP units awarded under the two- and three-year 2010 LTIP programs that may be earned will depend upon the extent that we achieve the performance measures during performance periods that end on December 31, 2011 and 2012, respectively. If our performance for the two- and three-year performance periods continues at the same annualized rate that we experienced for the one-year 2010 LTIP program, the payouts of the two- and three-year programs would be 79.3% of the maximum number of LTIP units awarded. Once earned, the LTIP units will vest on January 1 of the second and third years following the end of the applicable performance period. The recipient must maintain continuous service through each vesting date, except for termination of service resulting from death or disability or, in the committee's sole discretion, upon retirement.

(3)
Amounts reported in 2010 consist of the following:

	Employee and Dependent Life Insurance Premiums	Use of Charter Aircraft	401(k) Contribution
David Simon	$2,998	$0	$12,250
Stephen E. Sterrett	$4,079	$0	$12,250
Richard S. Sokolov	$4,772	$273,056	$12,250
James M. Barkley	$4,824	$0	$12,250
John Rulli	$4,079	$0	$12,250

SUPPLEMENTAL TABLE

        The Supplemental Table (below) differs from the Summary Compensation Table on page 44 by including in a given year the incentive compensation awards that were received or paid for that year, not the year the award was made. For example, total direct compensation in 2009 includes the restricted stock award made in March 2010 because the committee intended it to reward contributions for performance in 2009. Similarly, total direct compensation in 2010 does not include the two- and three-year 2010 LTIP program because the performance periods do not end until December 31, 2011 and 2012, respectively. The Supplemental Table does not include all items required to be included as compensation in the Summary Compensation Table.

Total Direct Compensation(1) Earned in Prior Three Fiscal Years

Name	Year	Salary ($)	Bonus(2) ($)	Restricted Stock(3) ($)	Earned LTIP Units(4) ($)	Total Direct Compensation ($)
David Simon	2010	1,000,000	4,000,000	0	2,125,240	7,125,240
	2009	1,038,462	3,000,000	3,544,651	0	7,583,113
	2008	1,000,000	810,000	578,677	0	2,388,677
Stephen E. Sterrett	2010	500,000	1,000,000	0	793,000	2,293,000
	2009	493,269	750,000	759,640	0	2,002,909
	2008	475,000	270,000	319,680	0	1,064,680
Richard S. Sokolov	2010	782,000	1,500,000	0	991,250	3,273,250
	2009	812,077	1,000,000	911,501	0	2,723,578
	2008	782,000	586,500	479,487	0	1,847,987
James M. Barkley	2010	550,000	1,750,000	0	793,000	3,093,000
	2009	519,231	850,000	759,640		2,128,871
	2008	500,000	360,000	319,680	0	1,179,680
John Rulli	2010	450,000	500,000	0	594,750	1,544,750
	2009	467,308	500,000	759,640		1,726,948

(1)
Total direct compensation consists solely of (a) the actual salary paid for the indicated year, (b) the annual cash bonus earned for the indicated year that was paid in the following year, (c) the restricted stock awards based on performance for the indicated year at their grant date fair value, and (d) in 2010, the grant date fair value of the number of LTIP units earned in the indicated year.

(2)
Bonuses earned for the indicated year were paid in the following year.

(3)
The amounts are the ASC 718 grant date fair value of the restricted stock awards that were issued in the following year.

(4)
The amounts shown are the grant date fair values of the LTIP units that were earned under the one-year 2010 LTIP program which had a performance period that ended on December 31, 2010. It reflects a 79.3% payout of the maximum number of LTIP units awarded in the one-year 2010 LTIP program based on our performance during 2010. Once earned, the LTIP units will vest on January 1 of the second and third years following the end of the applicable performance period. The recipient must maintain continuous service through each vesting date, except for termination of service resulting from death or disability or, in the committee's sole discretion, upon retirement. The table does not show the grant date fair value of the LTIP units awarded in the two- and three-year 2010 LTIP programs because the performance periods for those programs have not yet ended.

GRANTS OF PLAN-BASED AWARDS IN 2010

			Estimated Future Payouts Under Equity Incentive Plan Awards
				All Other Stock Awards: Number of Shares of Stock or Units (#) (i)(3)	Grant Date Fair Value of Stock and Option Awards ($/Sh) (1)(4)
	Grant Date(1) (b)	Type of Award	Target (#) (g)(2)
David Simon	3/16/10	Restricted Stock	—	42,108	3,544,651
	3/16/10	One Year LTIP	49,894
	3/16/10	Two Year LTIP	95,934
	3/16/10	Three Year LTIP	135,059
Stephen E. Sterrett	3/16/10	Restricted Stock	—	9,024	759,640
	3/16/10	One Year LTIP	18,618
	3/16/10	Two Year LTIP	40,574
	3/16/10	Three Year LTIP	59,089
Richard S. Sokolov	3/16/10	Restricted Stock	—	10,828	911,501
	3/16/10	One Year LTIP	23,272
	3/16/10	Two Year LTIP	45,082
	3/16/10	Three Year LTIP	67,530
James M. Barkley	3/16/10	Restricted Stock	—	9,024	759,640
	3/16/10	One Year LTIP	18,618
	3/16/10	Two Year LTIP	40,574
	3/16/10	Three Year LTIP	59,089
John Rulli	3/16/10	Restricted Stock	—	9,024	759,640
	3/16/10	One Year LTIP	13,963
	3/16/10	Two Year LTIP	27,049
	3/16/10	Three Year LTIP	42,206

(1)
Represents the date that the awards of restricted stock for 2009 performance and LTIP units under each of the one-, two- and three-year 2010 LTIP programs were made.

(2)
There are no minimum or established target amounts under the 2010 LTIP programs. For the one-year 2010 LTIP program the "Target" column represents the number of earned LTIP units based on our performance for the performance period that ended on December 31, 2010 which resulted in a 79.3% payout of the maximum number of LTIP units awarded in the one-year 2010 LTIP program. The earned LTIP units will not fully vest until 2012 and 2013. For the two- and three-year 2010 LTIP programs, the "Target" column represents the estimated number of LTIP units the named executive officers would earn if our performance for the two- and three-year performance periods, which have not yet ended, continued at the same annualized rate that we experienced from January 1, 2010, the first day of each of the other performance periods, through December 31, 2010. Once earned, the LTIP units will vest on January 1 of the second and third years following the end of the applicable performance period. The recipient must maintain continuous service through each vesting date, except for termination of service resulting from death or disability or, in the committee's sole discretion, upon retirement.

(3)
Represents the restricted stock awards made in March 2010 for 2009 performance.

(4)
This represents the grant date fair value of the restricted stock awards for 2009 performance calculated using $84.18, the closing price of our common stock for March 16, 2010.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

	Option Awards					Stock Awards(1)
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($)(3) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)(4) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(7) (j)
David Simon	100,000	(2)	0	25.5400	03/26/2011	68,949	6,859,736	280,887	27,945,448
	150,000	(2)	0	25.5400	03/26/2011
Stephen E. Sterrett	0		0	0		22,969	2,285,186	118,281	11,767,777
Richard S. Sokolov	0		0	0		31,694	3,153,236	135,884	13,519,099
James M. Barkley	0		0	0		23,074	2,295,632	118,281	11,767,777
John Rulli	0		0	0		22,163	2,204,997	83,218	8,279,359

(1)
Restricted stock awards under the 2005 to 2008 annual stock incentive programs were granted in the year following the program year if performance-based conditions are met and then vest in four equal annual installments beginning on January 1 of the year following the year of grant. The restricted stock award made in 2010 for 2009 performance vests in four equal installments beginning January 1, 2011. The recipient must maintain continuous service through each vesting date, except for termination of service resulting from death or disability or, in the committee's sole discretion, upon retirement.

(2)
David Simon exercised all 250,000 of his stock options on March 24, 2011.

(3)
The 1998 plan provides that the exercise price for stock options is equal to the mean between the high and low sales prices for our common stock as reported by the NYSE for the grant date.

(4)
Consists of the following shares of restricted stock issued in each of the following years that have not vested:

	Year Granted	Number of Shares
David Simon	2006	2,941
	2007	9,414
	2008	14,486
	2010	42,108
Mr. Sterrett	2006	1,996
	2007	4,706
	2008	7,243
	2010	9,024
Mr. Sokolov	2006	2,942
	2007	7,060
	2008	10,864
	2010	10,828
Mr. Barkley	2006	2,101
	2007	4,706
	2008	7,243
	2010	9,024
Mr. Rulli.	2006	1,786
	2007	4,472
	2008	6,881
	2010	9,024

(5)
The amounts are calculated by multiplying $99.49, the closing price of our common stock as reported by the NYSE for December 31, 2010, by the applicable number of shares.

(6)
Represents the number of LTIP units awarded under all three of the 2010 LTIP programs as reported in the Grants of Plan-Based Awards in 2010 table at the "Target" level.

(7)
The amounts are calculated by multiplying $99.49, the closing price of our common stock as reported by the NYSE for December 31, 2010, by the applicable number of LTIP units.

OPTION EXERCISES AND STOCK VESTED IN 2010

	Option Awards		Stock Awards(1)
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(2) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(3) (e)
David Simon	0	0	18,728	1,494,494
Stephen E. Sterrett	0	0	9,890	789,222
Richard S. Sokolov	50,000	3,486,500	15,094	1,204,501
James M. Barkley	5,000	344,950	9,996	797,681
John Rulli	0	0	9,441	753,392

(1)
Includes awards of restricted stock.

(2)
Value realized is calculated on the basis of the difference between the exercise price and the closing price of our common stock as reported by the NYSE on the date of exercise, multiplied by the number of shares acquired on exercise.

(3)
Portions of restricted stock awards for 2008 and earlier, vested on January 1, 2010. Value realized is calculated by multiplying $79.80, the closing price of our common stock as reported by the NYSE on December 31, 2009, by the number of shares that vested on January 1, 2010.

NONQUALIFIED DEFERRED COMPENSATION IN 2010

Name (a)	Executive Contributions in Last FY ($)(1) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings (Losses) in Last FY ($)(2) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($)(3) (f)
David Simon	0	0	2,953,836	2,403,933	18,389,995
Stephen E. Sterrett	759,640	0	3,049,108	581,351	12,065,059
Richard S. Sokolov	0	0	0	0	0
James M. Barkley	0	0	1,961,092	685,728	5,846,219
John Rulli	0	0	1,262,696	15,380	9,482,001

(1)
The contributions reported consist of the following: David Simon—0 shares; Mr. Sterrett—9,024 shares; Mr. Barkley—0 shares; and Mr. Rulli—0 shares.

(2)
Aggregate earnings include dividends paid on, and appreciation of, shares of our common stock held in the plan.

(3)
Of the amounts in this column, the following amounts are or were previously reported in the Summary Compensation Table: David Simon—$9,282,181; Mr. Sterrett—$2,930,447; Mr. Sokolov—$0; Mr. Barkley—$5,141,862; and Mr. Rulli—$303,693.

        The assets of our deferred compensation plan are held in what is commonly referred to as a "rabbi trust" arrangement. This means the assets of the plan are subject to the claims of our general creditors in the event of our insolvency. The plan assets are invested by the trustee in its sole discretion. Payments of a participant's elective deferrals are made as elected by the participant. These amounts would be paid earlier in the event of termination of employment or death of the participant, an unforeseen emergency affecting the participant as determined by the committee appointed to administer the plan or a change in control affecting us.

        We have not made any contributions to the executive account of our deferred compensation plan since its inception in 1995. As a result, the contributions and aggregate balances shown in the table above are composed entirely of contributions made by the executives from their salary, bonus or restricted stock awards for prior years and earnings on those amounts. The earnings do not represent above-market or preferential rates. The executives may vote and are entitled to receive dividends on their restricted stock awards in the plan.

        Deferral elections are made by eligible executives in June of each year for amounts to be earned or granted in the following year. An executive may defer all or a portion of salary, annual bonus or awards under the 1998 plan.

        The investment options available to an executive under the deferral program vary depending upon the type of compensation being deferred. The table below shows the investment options available and their annual rate of return for the calendar year ended December 31, 2010:

Name of Fund	Rate of Return	Name of Fund	Rate of Return
CMA Money Fund	0.040%	JP Morgan US Equity Fund	14.016%
Pimco Total Return Fund	8.367%	JP Morgan Small Cap Equity Fund	25.998%
Oppenhiemer Quest Balanced Fund	13.420%	BlackRock Basic Value Fund	12.611%
Massachusetts Investors Trust Fund	11.431%	Lord Abbett Mid Cap Value Fund	25.434%
BlackRock Fundamental Growth	19.126%	BlackRock Global Allocation Fund	9.850%
Alliance Bernstein International		BIF Treasury Fund	0.01%
Growth	12.388%	Simon Property Group Common
BlackRock Bond Fund	0.530%	Stock*	28.4%
BlackRock Balanced Capital Fund	10.771%

*
Shares of our common stock contributed to the plan may be kept in that form as an investment option.

ESTIMATED POST-EMPLOYMENT PAYMENTS
UNDER ALTERNATIVE TERMINATION SCENARIOS

        This section discloses the payments we would make to our named executive officers under alternative scenarios in which their employment could terminate. These consist of payments we would make under our current severance policy (which applies to all full-time employees) and Mr. Sokolov's employment agreement and certain continuing benefits under our 1998 plan. There are no other agreements, arrangements or plans that entitle our executive officers to severance, perquisites or other enhanced benefits upon a termination of employment. We do not disclose payments or other benefits under our 401(k) retirement plan and health and welfare plans because all salaried employees are entitled to the same benefits under those plans. The amounts paid upon termination of employment would not include any contributions we have made to the deferred compensation plan for our named executive officers because the amounts in that plan consist entirely of contributions made by the executives and earnings on those contributions.

Severance Policy

        Under our current severance policy (which we may change without notice), we normally pay a severance benefit to a full-time employee (not covered by a collective bargaining agreement) whose employment is involuntarily terminated due to:

  •
  a reduction in force or organizational change following which the employee is not offered another position at substantially the same compensation;

  •
  the sale of assets, merger, reorganization or termination of management contract following which the employee is not offered another position with us or the successor company or manager at substantially the same compensation; or

  •
  contracting or subcontracting with a third party for services previously performed by our employees, but only if the employee applies for a position with the contractor and is not offered a position.

The severance benefit to our named executive officers is equal to one week of pay for each completed year of service, with a maximum of sixteen weeks. We do not pay severance to an employee whose employment is terminated under other circumstances, including termination for cause (which we can determine in our sole discretion).

        In the event that any of our named executive officers, other than Mr. Sokolov, were involuntarily terminated as of December 31, 2010 under the circumstances covered by our current severance policy, they would have been entitled to the following severance benefit: David Simon, $307,692; Mr. Sterrett, $153,846; Mr. Barkley, $169,230; and Mr. Rulli $138,461. We discuss Mr. Sokolov's severance benefits below in the summary of his employment agreement.

1998 Plan

        Pursuant to the 1998 plan and the terms of the outstanding restricted stock awards, if a participant's employment is terminated for any reason (other than death, permanent disability or, as described below, retirement) the unvested portion of any restricted stock award will terminate. The unvested portion of the restricted awards fully vest upon the death of a participant and will continue to vest upon the permanent disability of a participant. In the event any of our named executive officers were to have died or become permanently disabled as of December 31, 2010, or if we had experienced a change in control as of December 31, 2010, the value (based on the closing price of $99.49 for our common stock for December 31, 2010) of the unvested portions of their restricted stock awards would have been: David Simon, $6,859,736; Mr. Sterrett, $2,285,186; Mr. Sokolov, $3,153,236; Mr. Barkley, $2,295,632; and Mr. Rulli, $2,204,997.

        Pursuant to the 1998 plan and the terms of the outstanding LTIP unit awards, if a participant's employment is terminated for any reason (other than death, permanent disability or, as described below, retirement), any LTIP units that have not fully vested will be forfeited. If the participant's employment terminates due to death or disability, the number of earned LTIP units will be determined at the end of the applicable performance period based on actual performance for that period and then prorated by a partial service factor based on the number of days during the performance period prior to the death or disability. Any LTIP units earned before the date of death or disability would be fully vested. The prorated number of all earned LTIP units will become fully vested as of the date of death or disability. In the event that any of our named executive officers were to have died or become totally disabled as of December 31, 2010, the total value (based on the closing price of $99.49 for our common stock for December 31, 2010), of the LTIP unit awards under all three 2010 LTIP programs would have been: David Simon, $14,218,191; Mr. Sterrett, $5,831,343; Mr. Sokolov, $6,798,799; Mr. Barkley, $5,831,343; and Mr. Rulli, $4,135,232. The foregoing amounts include the LTIP units earned under the one-year program and pro-rated portions of the LTIP units awarded under the two- and three-year programs, and were determined assuming that 79.3% of the LTIP units awarded under these programs would be earned. This is the same payout percentage experienced under the one-year program that ended December 31, 2010.

        In the event that we experience a change in control, any unvested LTIP units would be multiplied by a partial service factor based on the number of days during the performance period to the date of the change in control and the resulting number of LTIP units would be considered earned. Accordingly, if we had experienced a change in control as of December 31, 2010, the total value (based on the closing price of $99.49 for our common stock for December 31, 2010), of the LTIP unit awards under all three 2010 LTIP programs would have been: David Simon, $16,633,081; Mr. Sterrett, $6,869,717; Mr. Sokolov, $7,968,783; Mr. Barkley, $6,869,717; and Mr. Rulli, $4,851,836. The foregoing amounts include the LTIP units earned under the one-year 2010 LTIP program and pro-rated portions of the LTIP units awarded under the two- and three-year programs.

        Pursuant to the 1998 plan and the terms the of outstanding stock option awards, if a participant's employment terminates, the vested portion of his option awards will continue to be exercisable for a period of one year in the case of death or disability, three years in the case of retirement at or after age 65, and thirty days if his service is terminated for any other reason other than "cause". In the event service is terminated for cause, all option awards terminate. A participant is deemed to be terminated for "cause" if he is discharged (1) on account of fraud, embezzlement or other unlawful or tortious conduct, whether or not involving or against us or any of our affiliates, (2) for violation of our policies or the policies of any of our affiliates, (3) for serious and willful acts of misconduct detrimental to our or our affiliates' business or reputation or (4) for "cause" or any like term as defined in any written contract with the participant. All outstanding option awards held by our named executive officers were fully vested at December 31, 2010, so death, disability or retirement would not have affected any of those awards.

Employment Agreement with Mr. Sokolov

        We have an employment agreement with Mr. Sokolov which has a term ending January 31, 2012, subject to automatic renewal for a one-year period unless either party provides 90 day advance notice. The agreement provides for an annual base salary of $782,000, subject to annual review and adjustment by the committee. The agreement also provides that he is eligible to receive a cash bonus of not less than 75% and not more than 150% of his base salary as determined by the committee.

        Mr. Sokolov's employment agreement provides severance benefits that are different from our current severance policy. These benefits are only payable if his employment terminates under the circumstances described in this section. If Mr. Sokolov's employment was terminated by us without "cause," or by him for "good reason," we would have to pay him an amount equal to one year's current base salary and his target bonus in twelve monthly installments. In those instances and also in the event of disability, any unvested restricted stock awards that the committee had granted would continue to vest provided that Mr. Sokolov executes a release in favor of the company and complies with the restrictive covenants described in the following paragraph.

        The agreement includes covenants which restrict Mr. Sokolov while he is employed and during any period of time in which restricted stock awards continue to vest from: (1) soliciting any of our employees or inducing them to terminate their employment with us; (2) employing or offering employment to any persons employed by us in a non-administrative capacity during the previous twelve months; or (3) diverting any persons from doing business with us or inducing any persons from doing business with us or inducing anyone to cease being one of our customers or suppliers.

        For purposes of Mr. Sokolov's agreement, "cause" is defined as a substantial and continued failure to perform his duties (following notice and an opportunity to cure) or conviction of a felony. "Good reason" is defined as a material diminution of or material adverse change in his duties, offices or responsibilities (including removal from or failure to secure his election to, the Board of Directors); a material breach of our obligations; a failure to have the agreement assumed by any successor to our business; or a required relocation of his principal base location from Youngstown, Ohio or Indianapolis, Indiana.

        In the event Mr. Sokolov was terminated by us without "cause" or by him for "good reason" on December 31, 2010, he would have been entitled to receive a severance benefit of $1,368,500 under his employment agreement.

DIRECTOR COMPENSATION

        The following table sets forth information regarding the compensation we paid to our non-employee directors for 2010.

Name (a)(1)	Fees earned or paid in cash ($) (b)	Stock Awards(2) ($) (c)	Total ($) (h)
Melvyn E. Bergstein	136,500	92,500	229,000
Linda Walker Bynoe	115,000	82,500	197,500
Larry C. Glasscock	75,111	94,417	169,528
Karen N. Horn Ph.D.	122,500	90,000	212,500
Allan Hubbard	113,000	82,500	195,500
Reuben S. Leibowitz	126,500	82,500	209,000
Daniel C. Smith, Ph.D.	109,000	82,500	191,500
J. Albert Smith, Jr.	145,000	105,000	250,000

(1)
David Simon, Richard S. Sokolov and Herbert Simon, who were also directors during 2010, are not included in this table because they did not receive any additional compensation for their service as directors. The compensation received by David Simon and Mr. Sokolov is shown in the Summary Compensation Table on page 44. We paid Herbert Simon $100,333.48 in total compensation for 2010.

(2)
Represents the ASC 718 grant date fair value of the restricted stock awards to the directors. Restricted stock awards granted to directors must be held in the director deferred compensation account and dividends on the restricted shares must be reinvested in additional shares of common stock which also must be held in the director deferred compensation account.

        The following table sets forth the aggregate number of shares of restricted stock held by each non-employee director as of December 31, 2010. The amounts do not include shares acquired from the reinvestment of dividends which is required as explained in footnote (2) above.

Name	Number of Shares of Restricted Stock
Mr. Bergstein	9,326
Ms. Walker Bynoe	8,223
Mr. Glasscock	1,079
Dr. Horn	7,998
Mr. Hubbard	2,568
Mr. Leibowitz	6,223
Dr. Daniel C. Smith	2,568
Mr. J. Albert Smith, Jr.	11,146

        No stock options were granted to non-employee directors during 2010 and there were no stock options previously awarded to non-employee directors that were outstanding as of December 31, 2010.

Compensation of Non-Employee Directors

        The Board of Directors believes that competitive compensation arrangements are necessary to attract and retain qualified non-employee directors. The key components of our director compensation program are an annual cash retainer, cash fees for meeting attendance, annual restricted stock grants and additional compensation to committee chairs and the Lead Independent Director.

        During 2010, we paid each non-employee director an annual retainer of $70,000. We also paid each non-employee director a fee of $2,000 for attending each Board meeting and $1,500 for attending each committee meeting.

        Non-employee directors who serve as chairpersons of standing committees (excluding the Executive Committee) receive an additional annual cash fee of $10,000 (in the case of the Audit and Compensation Committee) or $7,500 (in the case of all other standing committees). The Lead Independent Director also receives an additional annual cash fee of $12,500.

        Under the 1998 plan, each non-employee director receives on the first day of the first calendar month following his or her initial election as a director, an award of restricted stock with a value of $82,500 (pro-rated for partial years of service). Thereafter, as of the date of each annual meeting of stockholders, non-employee directors who are re-elected receive an award of restricted stock having a value of $82,500. In addition, we make additional awards of restricted stock on the same date to the chairpersons of the standing committees (excluding the Executive Committee) having a value of $10,000 (in the case of the Audit and Compensation Committee) or $7,500 (in the case of all other standing committees). The Lead Independent Director also receives an annual restricted stock award having a value of $12,500. The number of shares included in any award of restricted stock is determined by dividing the cash value of such award by the 20 trading day average closing price of our common stock ending on the trading day immediately preceding the date of any such award. The restricted stock vests in full after one year.

        Once vested, all restricted stock awards granted to our non-employee directors must be held in the director account of our deferred compensation plan until the director retires, dies or becomes disabled or otherwise no longer serves as a director. The directors may vote and are entitled to receive dividends on the restricted stock awards in the account. Dividends on the restricted stock awards are reinvested in shares of our common stock. There are no assets other than shares of common stock in the director account.

Director Ownership Guidelines

        Each of our directors is required to own not less than 3,000 shares of our common stock or units of Simon Property Group, L.P. within two years after he or she is initially elected to the Board, and not less than 5,000 shares of our common stock within three years from such date. In addition, our directors are required to hold vested restricted stock awards in the director account of our deferred compensation plan until the director retires, dies or becomes disabled, or otherwise no longer serves as a director. Any director who is prohibited by law or by applicable regulation of his or her employer from having an ownership interest in our securities will be exempt from this requirement until the restriction is lifted at which time he or she will have the following two and three year periods to comply with the ownership guidelines. Stock options and unvested shares of restricted stock do not count toward these goals. As of December 31, 2010, all of our directors were in compliance with the ownership guidelines.

EQUITY COMPENSATION PLAN INFORMATION

        The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under our existing equity compensation plans as of December 31, 2010.

Plan Category	A Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)		B Weighted-average exercise price of outstanding options, warrants and rights ($)	C Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A)) (#)
Equity compensation plans approved by security holders(1)	326,999	(2)	$29.75	2,351,430	(3)
Equity compensation plans not approved by security holders	—		—	—
Total	326,999		$29.75	2,351,430

(1)
Consists of the 1998 plan.

(2)
Includes 60,449 shares covered by awards assumed in connection with our acquisition of Chelsea Property Group in 2004. The weighted-average exercise price of such awards as of December 31, 2010 was $48.33.

(3)
The 1998 plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock and performance units. The Compensation Committee has not made any stock option awards to executives since 2001. The original number of shares available for awards under the 1998 plan was 11,300,000. As of March 21, 2011, there were 2,308,700 shares available under the 1998 plan.

ANNUAL REPORT

        Our Annual Report for the year ended December 31, 2010, including financial statements audited by E&Y, our independent registered public accounting firm, and E&Y's report thereon, is available to our stockholders on the Internet as described in the Notice of Internet availability of proxy materials. In addition, a copy of our Annual Report on Form 10-K for the year ended December 31, 2010, will be sent to any stockholder without charge (except for exhibits, if requested, for which a reasonable fee will be charged), upon written request to Shelly J. Doran, Vice President of Investor Relations, Simon Property Group, Inc., 225 West Washington Street, Indianapolis, Indiana 46204. Our Form 10-K is also available and may be accessed free of charge through the Investors/Financial Information section of our internet website, www.simon.com.

STOCKHOLDER PROPOSALS AT
2012 ANNUAL MEETING

        The date by which we must receive stockholder proposals for inclusion in the proxy materials relating to the 2012 annual meeting of stockholders, or for presentation at such meeting, is December 10, 2011. In the event that the 2012 annual meeting of stockholders is called for a date that is not within 30 days before or after May 19, 2012, in order to be timely, we must receive notice by the stockholder not later than the close of business on the later of 120 calendar days in advance of the 2012 annual meeting of stockholders or ten calendar days following the date on which public announcement of the date of the meeting is first made. Stockholder proposals must comply with all of the applicable requirements set forth in the rules and regulations of the Securities and Exchange Commission, including Rule 14a-8, as well as the advance notification requirements set forth in our By-Laws. A copy of the advance notification requirements may be obtained from James M. Barkley, General Counsel and Secretary, Simon Property Group, Inc., 225 West Washington Street, Indianapolis, Indiana 46204.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Exchange Act and so, we file periodic reports and other information with the Securities and Exchange Commission. These reports and the other information we file with the Securities and Exchange Commission can be read and copied at the public reference room facilities maintained by the Securities and Exchange Commission in Washington, DC at 100 F Street, N.E., Washington, DC 20549. The Securities and Exchange Commission's telephone number to obtain information on the operation of the public reference room is (800) SEC-0330. These reports and other information are also filed by us electronically with the Securities and Exchange Commission and are available at its website, www.sec.gov.

INCORPORATION BY REFERENCE

        To the extent this proxy statement has been or will be specifically incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this proxy statement entitled "COMPENSATION COMMITTEE REPORT" and "REPORT OF THE AUDIT COMMITTEE" should not be deemed to be so incorporated unless specifically otherwise provided in any such filing.

Printed on recycled paper

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date SIMON PROPERTY GROUP, INC. 225 WEST WASHINGTON STREET INDIANAPOLIS, IN 46204 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR all of the following nominees: For Against Abstain 1. Election of Directors 1a Melvyn E. Bergstein 1b Linda Walker Bynoe 1c Larry C. Glasscock 1d Karen N. Horn, Ph.D. 1e Allan Hubbard 1f Reuben S. Leibowitz 1g Daniel C. Smith, Ph.D. 1h J. Albert Smith, Jr. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2 Non-binding advisory vote on executive compensation. The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain 3 Non-binding advisory vote regarding the frequency of future advisory votes on executive compensation. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 4 To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. 0000100433_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com . SIMON PROPERTY GROUP, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2011 The stockholder hereby appoints David Simon and J. Albert Smith, Jr., or either of them, as proxies, each with the power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Simon Property Group, Inc. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., Eastern Daylight Time, on May 19, 2011, at 225 WEST WASHINGTON STREET, INDIANAPOLIS, INDIANA, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE FOR ELECTION TO THE BOARD OF DIRECTORS, FOR PROPOSAL 2, FOR A 1 YEAR FREQUENCY IN PROPOSAL 3, AND FOR PROPOSAL 4. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Continued and to be signed on reverse side 0000100433_2 R1.0.0.11699